Exhibit 99.1

$225,000,000

CREDIT AGREEMENT

among

NORTHWESTERN CORPORATION,

as Borrower,

The Several Lenders
from Time to Time Parties Hereto,

LEHMAN BROTHERS INC.
and
DEUTSCHE BANK SECURITIES INC.,
as Joint Lead Arrangers,

DEUTSCHE BANK SECURITIES INC.,
as Syndication Agent,

UNION BANK OF CALIFORNIA, N.A. and

KEYBANK NATIONAL ASSOCIATION,
as Co-Documentation Agents,

and
LEHMAN COMMERCIAL PAPER INC.,
as Administrative Agent
and
as Collateral Agent

Dated as of November 1, 2004

TABLE OF CONTENTS

SECTION 1. DEFINITIONS
1.1	Defined Terms
1.2	Other Definitional Provisions

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS
2.1	Term Loan Commitments
2.2	Procedure for Term Loan Borrowing
2.3	Repayment of Term Loans
2.4	Revolving Credit Commitments
2.5	Procedure for Revolving Credit Borrowing
2.6	Swing Line Commitment
2.7	Procedure for Swing Line Borrowing; Refunding of Swing Line Loans
2.8	Repayment of Loans; Evidence of Debt
2.9	Commitment Fees, etc
2.10	Termination or Reduction of Revolving Credit Commitments
2.11	Optional Prepayments
2.12	Mandatory Prepayments and Commitment Reductions
2.13	Conversion and Continuation Options
2.14	Minimum Amounts and Maximum Number of Eurodollar Tranches
2.15	Interest Rates and Payment Dates
2.16	Computation of Interest and Fees
2.17	Inability to Determine Interest Rate
2.18	Pro Rata Treatment and Payments
2.19	Requirements of Law
2.20	Taxes
2.21	Indemnity
2.22	Illegality
2.23	Change of Lending Office
2.24	Replacement of Lenders under Certain Circumstances

SECTION 3.	LETTERS OF CREDIT
3.1	L/C Commitment
3.2	Procedure for Issuance of Letter of Credit
3.3	Fees and Other Charges
3.4	L/C Participations
3.5	Reimbursement Obligation of the Borrower
3.6	Obligations Absolute
3.7	Letter of Credit Payments
3.8	Applications

SECTION 4.	REPRESENTATIONS AND WARRANTIES
4.1	Financial Condition
4.2	No Change
4.3	Corporate Existence; Compliance with Law

i

4.4	Corporate Power; Authorization; Enforceable Obligations
4.5	No Legal Bar
4.6	No Material Litigation
4.7	No Default
4.8	Ownership of Property
4.9	Intellectual Property
4.10	Taxes
4.11	Federal Regulations
4.12	Labor Matters
4.13	ERISA
4.14	Investment Company Act; Other Regulations; PUHCA
4.15	Subsidiaries
4.16	Use of Proceeds
4.17	Environmental Matters
4.18	Accuracy of Information, etc
4.19	Security Documents.
4.20	Solvency

SECTION 5.	CONDITIONS PRECEDENT
5.1	Conditions to Initial Extension of Credit
5.2	Conditions to Term Loans
5.3	Conditions to Each Extension of Credit

SECTION 6.	AFFIRMATIVE COVENANTS
6.1	Financial Statements
6.2	Certificates; Other Information
6.3	Payment of Obligations
6.4	Conduct of Business and Maintenance of Existence; Compliance.
6.5	Maintenance of Property; Insurance
6.6	Inspection of Property; Books and Records; Discussions
6.7	Notices
6.8	Environmental Laws
6.9	Further Assurances
6.10	Credit Ratings
6.11	Excluded Subsidiaries

SECTION 7.	NEGATIVE COVENANTS
7.1	Financial Condition Covenants
7.2	Limitation on Indebtedness
7.3	Limitation on Liens
7.4	Limitation on Fundamental Changes
7.5	Limitation on Disposition of Property
7.6	Limitation on Restricted Payments
7.7	Limitation on Investments
7.8	Limitation on Optional Payments and Modifications of Debt Instruments, etc
7.9	Limitation on Transactions with Affiliates

7.10	Limitation on Release of Mortgaged Property; Limitation in Respect of Insurance
7.11	Limitation on Subjecting Property or Other Assets to the Lien of the Other Indenture
7.12	Prohibition on Designating Class “A” Mortgages or Permitting Qualified Lien Bonds to Exist
7.13	Limitation on Amendments or Supplements to the Indentures
7.14	Prohibition on Second Mortgage Bonds
7.15	Limitation on Changes in Fiscal Periods
7.16	Limitation on Negative Pledge Clauses
7.17	Limitation on Restrictions on Subsidiary Distributions
7.18	Limitation on Lines of Business
7.19	Limitation on Hedge Agreements.

SECTION 8.	EVENTS OF DEFAULT

SECTION 9.	THE AGENTS
9.1	Appointment
9.2	Delegation of Duties
9.3	Exculpatory Provisions
9.4	Reliance by Agents
9.5	Notice of Default
9.6	Non-Reliance on Agents and Other Lenders
9.7	Indemnification
9.8	Agent in Its Individual Capacity
9.9	Successor Administrative Agent
9.10	The Arrangers; the Syndication Agent; the Co-Documentation Agents

SECTION 10.	MISCELLANEOUS
10.1	Amendments and Waivers
10.2	Voting of First Mortgage Bonds
10.3	Notices
10.4	No Waiver; Cumulative Remedies
10.5	Survival of Representations and Warranties
10.6	Payment of Expenses
10.7	Successors and Assigns; Participations and Assignments
10.8	Adjustments; Set-off
10.9	Counterparts
10.10	Severability
10.11	Integration
10.12	GOVERNING LAW
10.13	Submission To Jurisdiction; Waivers
10.14	Acknowledgments
10.15	Confidentiality
10.16	Accounting Changes
10.17	Delivery of Lender Addenda
10.18	WAIVERS OF JURY TRIAL

ANNEXES:
A	Pricing Grid
B	Existing Letters of Credit
SCHEDULES:
1.1	Gas Storage Arrangements
4.4(a)	First Mortgage Approvals
4.4(b)	Consents, Authorizations, Filings and Notices
4.6	Litigation
4.8	Title to Property
4.13	ERISA
4.14	Limiting Regulations
4.15	Subsidiaries
4.17	Environmental
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.7	Existing Investments
7.9	Affiliate Transactions
7.16	Negative Pledge Limitations

EXHIBITS:
A	Form of Bond Delivery Agreement
B	Form of Compliance Certificate
C-1	Form of Secretary’s Certificate
C-2	Form of Closing Certificate
D-1	Form of Term Note
D-2	Form of Revolving Credit Note
D-3	Form of Swing Line Note
E	Form of Assignment and Acceptance
F	Form of Exemption Certificate
G	Form of Lender Addendum
H	Form of Borrowing Notice
I	Form of Letter of Credit Request

CREDIT AGREEMENT, dated as of November 1, 2004, among NORTHWESTERN CORPORATION, a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), LEHMAN BROTHERS INC. and DEUTSCHE BANK SECURITIES INC., as joint lead arrangers and joint bookrunners (in such capacity, the “Arrangers”), DEUTSCHE BANK SECURITIES INC., as syndication agent (in such capacity, the “Syndication Agent”), UNION BANK OF CALIFORNIA, N.A. and KEYBANK NATIONAL ASSOCIATION, as Co-documentation agents (in such capacity, the “Co-Documentation Agents”), and LEHMAN COMMERCIAL PAPER INC., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower has filed a case under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Case”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and the Borrower plans to emerge from the Bankruptcy Case pursuant to the Borrower’s Second Amended and Restated Plan of Reorganization dated August 18, 2004 under Chapter 11 of the Bankruptcy Code (as amended from time to time, the “Plan of Reorganization”) and, pursuant thereto, to consummate certain financings on the Effective Date as defined under the Plan of Reorganization;

WHEREAS, in order to obtain funds necessary to consummate such financings the Borrower has requested the Lenders to (A) extend credit to the Borrower in the form of term loans in an aggregate principal amount not in excess of $100,000,000 and (B) make revolving credit loans in an aggregate principal amount not in excess of $125,000,000 at any one time outstanding.  The proceeds of the term loans are to be used by the Borrower to refinance existing indebtedness, including without limitation the repayment of all amounts due or outstanding under the Existing Credit Facility and to pay related fees and expenses.  The proceeds of the revolving credit loans are to be used by the Borrower for general corporate purposes of the Borrower and its subsidiaries (other than the Excluded Subsidiaries) in the ordinary course of business.  The Loans shall be secured by the issuance of certain first mortgage bonds to and registered in the name of the Collateral Agent for the ratable benefit of the Lenders (it being understood that payments on the Loans shall be deemed payments on such first mortgage bonds and payments on such first mortgage bonds shall be applied to the payment of the Loans); and

WHEREAS, the Lenders are willing to make such credit facilities available to the Borrower upon and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

SECTION 1.           DEFINITIONS

1.1           Defined Terms.  As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Acquisition”: any transaction, or any series of related transactions, by which the Borrower (a) acquires any ongoing business or all or substantially all of the assets of any Person or division thereof which constitutes an ongoing business, whether through purchase of assets, merger or otherwise (other than through the acquisition of Capital Stock of such Person) or (b) directly or indirectly acquires the Capital Stock of any Person such that such Person would be a Wholly Owned Subsidiary after giving effect to such acquisition (and any related transactions consummated substantially simultaneously therewith).

“Administrative Agent”:  as defined in the preamble hereto.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”:  the collective reference to the Syndication Agent, the Administrative Agent, the Co-Documentation Agents and the Collateral Agent.

“Aggregate Exposure”:  with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Credit Commitment then in effect or, if the Revolving Credit Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”:  with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the sum of the Aggregate Exposures of all Lenders at such time.

“Agreement”:  this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Applicable Margin”:  (i) in the case of Revolving Credit Loans, a percentage determined from time to time in accordance with the pricing grid attached hereto as Annex A and (ii) in the case of Term Loans, 175 basis points for Eurodollar Loans and 75 basis points for Base Rate Loans.

“Application”:  an application, in such form as the relevant Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.

“Arrangers”:  as defined in the preamble hereto.

“Asset Sale”:  any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b), (c), (d), (e) or (h) of Section 7.5) which yields gross proceeds to the Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $5,000,000.

“Assignee”:  as defined in Section 10.7(c).

“Assignor”:  as defined in Section 10.7(c).

“Available Revolving Credit Commitment”:  with respect to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Credit Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Bankruptcy Case”:  as defined in the recitals hereto.

“Bankruptcy Court”:  as defined in the recitals hereto.

“Base Rate”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  For purposes hereof:  “Prime Rate” shall mean the prime lending rate as set forth on the British Banking Association Telerate Page 5 (or such other comparable page as may, in the reasonable opinion of the Administrative Agent, replace such page for the purpose of displaying such rate), as in effect from time to time.    Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans”:  Loans for which the applicable rate of interest is based upon the Base Rate.

“Benefitted Lender”:  as defined in Section 10.8.

“Blue Dot”:  collectively, Blue Dot Services, Inc., a Delaware corporation, and its Subsidiaries.

“Board”:  the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Bond Delivery Agreement”:  the Bond Delivery and Collateral Agreement to be executed and delivered by the Borrower and the Collateral Agent, substantially in the form of Exhibit A, as the same may be amended, supplemented or otherwise modified from time to time.

“Borrower”:  as defined in the preamble hereto.

“Borrowing Date”:  any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Notice”:  with respect to any request for borrowing of Loans hereunder, a notice from the Borrower, substantially in the form of, and containing the information prescribed by, Exhibit H, delivered to the Administrative Agent.

“Business Day”:  (a) for all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Lease Obligations”:  with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, bankers acceptances, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within 270 days from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities (including tax-exempt debt obligations) with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by

Standard & Poor’s or A2 by Moody’s (or publicly traded or open-ended bond funds that invest exclusively in such securities); (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) Dollar denominated debt obligations of corporations maturing within 12 months from the date of the acquisition rated at least A by Standard & Poor’s or A2 by Moody’s; (h) shares of bond funds rated at least A by Standard & Poor’s or A2 by Moody’s having weighted average maturities of 12 months or less; (i) auction rate securities rated at least AAA by Standard & Poor’s or Aaa by Moody’s; (j) debt obligations of corporations maturing within 12 months from the date of acquisition rated at least A by Standard & Poor’s or A2 by Moody’s; (k) Canadian currency deposits having maturities of 3 months or less held by any Canadian Subsidiary; (l) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (k) of this definition.

“Change of Control”:  the occurrence of any of the following events:  (a)                any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934) (i) shall have acquired beneficial ownership of 40% or more of the aggregate outstanding classes of Capital Stock having voting power in the election of directors of the Borrower or (ii) shall obtain the power (whether or not exercised) to elect a majority of the Borrower’s directors; (b) a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower shall at any time be occupied by Persons who were neither (i) nominated by the Board of Directors, (ii) nominated by any Person having, as of the Closing Date, beneficial ownership of  20% or more of the aggregate outstanding classes of Capital Stock having voting power in the election of directors of the Borrower, nor (iii) appointed by directors so nominated; (c) the Borrower shall be liquidated or dissolved; or (d) a “Change of Control” as such term is defined in the Senior Notes Indenture.  For the avoidance of doubt, neither the issuance of Capital Stock nor the appointment of directors, in each case on or before the Closing Date, in connection with the implementation of the Reorganization Plan shall constitute a “Change of Control” under clause (a) or (b) above.

“Closing Date”:  the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date shall be not later than November 1, 2004.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents”:  as defined in the preamble hereto.

“Collateral”:  the First Mortgage Bonds issued to and registered in the name of the Collateral Agent.

“Collateral Agent”:  as defined in the preamble hereto.

“Colstrip”:  collectively, the Colstrip 1, 2 and 3 Transmission Assets and the Colstrip 4 Interest.

“Colstrip 1, 2 and 3 Transmission Assets”:  collectively, (a) the portion of the Borrower’s interest in the facilities for the transmission of the output from the Colstrip 1 and 2 generating project and the Colstrip 3 and 4 generating project in the vicinity of Colstrip, Montana, to the interconnection with the transmission system of Bonneville Power Administration (“BPA”) in the vicinity of Townsend, Montana, relating to the 50% undivided interest formerly owned by the Borrower in Colstrip Units 1 and 2 and the 30% undivided interest formerly owned by the Borrower in Colstrip Unit 3, (b) the related interest of the Borrower in the Colstrip Project Transmission Agreement, dated as of May 6, 1981, as amended (the “Colstrip Project Transmission Agreement”), among The Montana Power Company, Puget Sound Power & Light Company, The Washington Water Power Company and Portland General Electric Company, and (c) the related interest of the Borrower in all contracts, transferable permits and other tangible and intangible assets relating to the foregoing.  The transmission facilities include 500 kV transmission lines in two segments, one line from the Colstrip 500 kV switchyard to the Broadview 500 kV switchyard northwest of Billings, Montana, and two lines from the Broadview 500 kV switchyard to the interconnection with BPA’s 500 kV double circuit line near Townsend, Montana and are generally described in the Colstrip Project Transmission Agreement.  As of the date hereof, the transmission allocation associated with the Colstrip 1, 2 and 3 interests consists of 612.8 MW on the Colstrip-Broadview segment and 258.5 MW on the Broadview-Townsend segment.

“Colstrip 4 Interest”:  all assets and property of any kind relating to the Borrower’s interest in Unit 4 of the Colstrip generating project, including real property interests, contracts, transferable permits and other tangible and intangible assets relating to the forgoing.  The Colstrip 4 Interest includes the Borrower’s leasehold interest in a 30% undivided interest in Unit 4 and a 15% undivided interest in the common facilities relating thereto which was sold and leased back pursuant to a lease financing transaction, certain retained assets which were not part of the lease financing, fee interests in the plant site property and related property, the related interest in the Ownership and Operation Agreement related to Units 3 and 4, and contracts for the sale of power from Unit 4.

“Commitment”:  with respect to any Lender, each of the Term Loan Commitment and the Revolving Credit Commitment of such Lender.

“Commitment Fee Rate”:  the rate per annum determined from time to time pursuant to the pricing grid attached hereto as Annex A.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”:  a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

“Confidential Information Memorandum”:  collectively, the Confidential Information Memorandum Executive Summary, including Projection Supplement, dated August 2004 and the Confidential Information Memorandum, including Projection Supplement, dated September 2004, furnished to the initial Lenders in connection with the syndication of the Facilities.

“Confirmation Order”:  as defined in Section 5.1(d).

“Consolidated Debt to Capitalization Ratio”:  as of the last day of any period, the ratio of (a) Consolidated Funded Debt on such day to (b) the sum of Consolidated Net Worth and Consolidated Funded Debt on such day.

“Consolidated EBITDA”:  of any Person for any period, Consolidated Net Income of such Person and its Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense of such Person and its Subsidiaries, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring non-cash expenses or losses (including losses on sales of assets outside of the ordinary course of business whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, but excluding any such expenses or losses that constitute an accrual of or reserve for future cash payments), and (f) bankruptcy related and other one-time expenses acceptable to the Administrative Agent not to exceed $18.9 million for FQ4 2003, $9.2 million for FQ1 2004, $12.9 million for FQ2 2004, $10.6 million for FQ3 2004 and $25 million for FQ4 2004 minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) interest income (except to the extent deducted in determining such Consolidated Net Income), and (ii) any extraordinary, unusual or non-recurring income or gains (including gains on sales of assets outside of the ordinary course of business whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period), all as determined on a consolidated basis.

“Consolidated Funded Debt”:  at any date, the aggregate principal amount of all Funded Debt of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio”:  for any period, the ratio of (a) Consolidated EBITDA of the Borrower and its Subsidiaries for such period to (b) Consolidated Interest Expense of the Borrower and its Subsidiaries for such period.

“Consolidated Interest Expense”:  of any Person for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of such Person and its Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by such Person with respect to letters of credit and bankers’ acceptance financing and net costs of such Person under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP); provided, however, that for purposes of Section 7.1(a), (i) Consolidated Interest Expense for the period ending with FQ1 2005 shall mean Consolidated Interest Expense for FQ1 2005 multiplied by four, (ii) Consolidated Interest Expense for the period ending with FQ2 2005 shall mean Consolidated Interest Expense for the two consecutive fiscal quarters ending with FQ2 2005 multiplied by two, and (iii) Consolidated Interest Expense for the period ending with FQ3 2005 shall mean Consolidated Interest Expense for the three consecutive fiscal quarters ending with FQ3 2005 multiplied by 4/3rds.

“Consolidated Net Income”:  of any Person for any period, the consolidated net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Borrower and its consolidated Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the

Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Net Worth”:  at any date, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of the Borrower and its Subsidiaries under stockholders’ equity at such date.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Cornerstone”:  collectively, Cornernorth, LLC and its Subsidiaries.

“Default”:  any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulted Advance” means, with respect to any Lender at any time, the portion of any amounts required to be paid or made available by such Lender to the Borrower pursuant to Sections 2.1 or 2.4 at or prior to such time which has not been made by such Lender or by the Administrative Agent for the account of such Lender pursuant to Section 2.18(f) as of such time.

“Defaulted Amount” means, with respect to any Lender at any time, any amount required to be paid by such Lender to the Administrative Agent or any other Lender hereunder or under any other Loan Document at or prior to such time which has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender to (a) the Swing Line Lender pursuant to Section 2.7, (b) the Issuing Lender pursuant to Section 3.4, (c) the Administrative Agent pursuant to Sections 2.2, 2.5 or 2.7, (d) any other Lender pursuant to Section 2.7 and (e) any Agent pursuant to Section 9.7.

“Defaulting Lender” means, at any time that the conditions precedent set forth in Sections 5.1, 5.2 and 5.3 have been satisfied or properly waived, any Lender that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount or (b) shall take any action with respect to itself or be the subject of any action or proceeding of a type described in Section 8(f).

“Derivatives Counterparty”:  as defined in Section 7.6.

“Deutsche Bank Entity”:  any of Deutsche Bank Securities Inc. or any of its affiliates.

“Disclosure Statement”:  the Second Amended and Restated Disclosure Statement of the Borrower dated August 18, 2004.

“Disposition”:  with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof (or, in each case, any series of related dispositions); and the terms “Dispose” and “Disposed of” shall have correlative meanings.

 “Dollars” and “$”:  dollars in lawful currency of the United States of America.

“Environmental Laws”:  any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority, foreign government, the United States, or any state, local, municipal or other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.

“Environmental Permits”:  any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required under any Environmental Law.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”:  for any day, as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:  with respect to each day during each Interest Period, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period.  In the event that such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen), the “Eurodollar Base Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent.

“Eurodollar Loans”:  Loans for which the applicable rate of interest is based upon the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”:  the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”:  any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”:  with respect to any specified Person for any period, the Consolidated EBITDA of such Person for such period, minus:

(A)          the items delineated in clauses (a), (b) and (f) of the definition of Consolidated EBITDA, to the extent such items were actually paid in cash during such period; minus,

(B)           capital expenditures of such Person and its Subsidiaries for such period,

in each case, on a consolidated basis, determined in accordance with GAAP.

“Excluded Subsidiaries”:  collectively, Blue Dot, Cornerstone and Netexit.

“Existing Credit Facility”:  that certain Amended and Restated Credit Agreement dated as of November 10, 2003 among the Borrower, the Lenders party thereto and Credit Suisse First Boston, as administrative agent, as amended to the date hereof.

“Existing Letters of Credit”:  collectively, the letters of credit listed on Annex B issued for the account of the Borrower pursuant to the terms of the Existing Credit Facility.

“Facility”:  collectively, each of (a) the Term Loan Commitments and the Term Loans made thereunder (the “Term Loan Facility”) and (b) the Revolving Credit Commitments and the extensions of credit made thereunder (the “Revolving Credit Facility”).

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter”:  the Fee Letter dated August 12, 2004 among Lehman Brothers Inc. and Deutsche Bank Securities Inc. (“DBSI”) as exclusive joint lead book managers and joint lead arrangers, DBSI, as syndication agent, Lehman Commercial Paper Inc., as administrative agent, collateral agent and an initial lender, Deutsche Bank AG Cayman Islands Branch as an initial lender, and the Borrower.

“Final Order”:  an order, ruling or judgment of the Bankruptcy Court as to which the time to appeal or petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending, or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Borrower or, in the event that an appeal, writ of certiorari, or reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court shall have been determined by the highest court to which such order was appealed, or certiorari, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not cause such order not to be a Final Order.

“First Mortgage Approvals”:  shall have the meaning ascribed thereto in Section 4.4.

“First Mortgage Bonds”:  the first mortgage bonds issued, pursuant to the Indentures, to and registered in the name of the Collateral Agent, initially in the respective principal amounts and series set forth in Section 5.1(h).

“FQ1”, “FQ2 “, “FQ3”, and “FQ4”: when used with a numerical year designation, means the first, second, third or fourth fiscal quarters, respectively, of such fiscal year of the Borrower (e.g., FQ1 2004 means the first fiscal quarter of the Borrower’s 2004 fiscal year, which ended March 31, 2004).

“Funded Debt”:  with respect to any Person, all Indebtedness of such Person of the types described in clauses (a) through (e) of the definition of “Indebtedness” in this Section 1.1.

“Funding Office”:  the office specified from time to time by the Administrative Agent as its funding office by notice to the Borrower and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, and any securities exchange.

“Guarantee Obligation”:  as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hedge Agreements”:  all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, or similar arrangements entered into by the Borrower or its Subsidiaries providing for protection against fluctuations in interest rates, currency exchange rates, or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Indebtedness”:  of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), other than any such indebtedness arising solely in connection with the Borrower’s gas storage arrangements as more particularly described on Schedule 1.1, (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit, surety bond or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Mandatory Redeemable Stock of such Person, (i) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above, (j) all obligations of the kind referred to in clauses (a) through (i) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation and (k) for the purposes of Section 8(e) only, all obligations of such Person in respect of Hedge Agreements.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities”:  as defined in Section 10.6.

“Indemnitee”:  as defined in Section 10.6.

“Indentures”:  collectively, the Montana First Mortgage Indenture and the South Dakota First Mortgage Indenture.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”:  (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or shorter, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Credit Loan that is a Base Rate Loan and any Swing Line Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”:  as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six or (with the consent of all Lenders under the relevant Facility, as determined by such Lenders in their sole discretion) nine or twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six or (with the consent of all Lenders under the relevant Facility, as determined by such Lenders in their sole discretion) nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(1)           if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(2)           the  Borrower may not select an Interest Period that would extend beyond the Revolving Credit Termination Date or beyond the date final payment is due on the Term Loans, as applicable; and

(3)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Investments”:  as defined in Section 7.7.

“Issuing Lender”:  Deutsche Bank AG Cayman Islands Branch or any affiliate thereof, or any Revolving Credit Lender or any affiliate thereof from time to time designated by the Borrower as an Issuing Lender with the consent of such Revolving Credit Lender and the Administrative Agent.

“L/C Commitment”:  an amount equal to the Total Revolving Credit Commitments.

“L/C Fee Payment Date”:  the last day of each March, June, September and December, commencing on December 31, 2004, and the last day of the Revolving Credit Commitment Period.

“L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”:  with respect to any Letter of Credit, the collective reference to all the Revolving Credit Lenders other than the Issuing Lender that issued such letter of Credit.

“L/C Supportable Obligations”:  payment obligations of the Borrower and its Wholly Owned Subsidiaries and the Excluded Subsidiaries as permitted pursuant to Section 4.16.

“Lehman Entity”: any of Lehman Commercial Paper Inc. or any of its affiliates (including Syndicated Loan Funding Trust).

“Lender Addendum”:  with respect to any initial Lender, a Lender Addendum, substantially in the form of Exhibit G, to be executed and delivered by such Lender on the Closing Date as provided in Section 10.17.

“Lender Default”:  (i) the refusal of a Lender to comply with any of its obligations under this Agreement, (ii) a Lender having notified the Administrative Agent and/or the Borrower that it does not intend to comply with its obligations under this Agreement or (iii) the appointment of a receiver or a conservator with respect to such Lender at the direction or the request of any regulatory agency or authority.

“Lenders”:  as defined in the preamble hereto.

“Letters of Credit”:  as defined in Section 3.1(a).

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”:  any loan made by any Lender pursuant to this Agreement.

“Loan Documents”:  collectively, this Agreement, the Security Documents, the Applications and the Notes.

“Majority Facility Lenders”:  with respect to any Facility, the holders (other than Defaulting Lenders ) of more than 50% of the aggregate unpaid principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, outstanding under such Facility (or, in the case of the Revolving Credit Facility, prior to any termination of the Revolving Credit Commitments, the holders of more than 50% of the Total Revolving Credit Commitments), in each case excluding the aggregate Term Loans and Commitments of, and Revolving Extensions of Credit by, Defaulting Lenders.

“Majority Revolving Credit Facility Lenders”:  the Majority Facility Lenders in respect of the Revolving Credit Facility.

“Mandatory Redeemable Stock”:  with respect to any Person, any share of such Person’s Capital Stock, to the extent that it is (a) redeemable, payable or required to be purchased or otherwise retired or extinguished, or convertible into any Indebtedness or other liability, obligation, covenant or duty of or binding upon, or any term or condition to be observed by or binding upon such Person or any of its assets, (i) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (ii) at the option of any other Person or (iii) upon the occurrence of a condition not solely within the control of such Person such as a redemption required to be made utilizing future earnings, or (b) convertible into Capital Stock which has the features set forth in clause (a).

“Material Adverse Effect”:  a material adverse effect on (a) the business, assets, property, operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the validity or enforceability of this Agreement or any of the other Loan Documents or either Indenture or the rights or remedies of the Agents or the Lenders hereunder or thereunder (or the Trustee under an Indenture), (c) the property (taken as a whole) subject to the Lien of an Indenture, or (d) the perfection, priority or enforceability of the Lien of the Montana First Mortgage Indenture, the South Dakota Indenture or any other Security Document.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

“Montana First Mortgage Indenture”:  the Mortgage and Deed of Trust dated October 1, 1945 from the Borrower (as successor to Montana Power) to the trustees named therein, as supplemented and amended to the date hereof.

“Montana Power”:  The Montana Power, L.L.C., a Montana limited liability company, acquired by the Borrower on February 15, 2002.

“Montana Utility Business”:  the regulated electric and natural gas assets and businesses owned and operated by the Borrower in the State of Montana or otherwise subject to the Lien of the Montana First Mortgage Indenture.

“Moody’s”:  Moody’s Investor Service, Inc.

“Multiemployer Plan”:  a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”:  (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking and underwriting fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), the net present value of any amounts required to be returned to rate payers in the form of rate reductions or as otherwise required by any Governmental Authority, and other fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements, but not taking into account any net operating losses available to the Borrower); provided that “Net Cash Proceeds” shall not include any proceeds to the extent such proceeds are (and remain) subject to the Lien of an Indenture and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking and underwriting fees, accountants’ fees, underwriting discounts and commissions and other fees and expenses actually incurred in connection therewith.  For the avoidance of doubt, solely for purposes of calculating “Net Cash Proceeds,” (x) any net cash proceeds which were excluded as being subject to the Lien of an Indenture shall become “Net Cash Proceeds” upon and to extent withdrawn from the Lien of such Indenture, (y) with respect to the determination of whether amounts are required to be applied to the repayment of Indebtedness, if the Borrower is required to use any amount to prepay Indebtedness pursuant to the terms of any Indebtedness (including without limitation the Senior Note Indenture) but has the option, in lieu of prepaying (or offering to prepay) such Indebtedness, to prepay other Indebtedness, then the Borrower shall be deemed to have exercised such option to prepay the Loans (it being understood that the application of Net Cash Proceeds in accordance with the terms hereof shall not be limited by such deemed exercise) and (z) any net cash proceeds which, pursuant to the terms of such Indebtedness (including without limitation the Senior Note Indenture), are required to be offered to the holders thereof as a prepayment of such Indebtedness shall become “Net Cash Proceeds” upon and to the extent such holders reject such offer.

“Netexit”:  collectively, Netexit, Inc. (f/k/a Expanets, Inc.), a Delaware corporation and its Subsidiaries.

“Non-Excluded Taxes”:  as defined in Section 2.20(a).

“Non-Recourse Debt”:  Indebtedness as to which the Borrower has no direct or indirect liability whether as primary obligor, guarantor, surety, provider of collateral security or through any other right or arrangement of any nature (including any election by the holder of such indebtedness) providing direct or indirect assurance of payment or performance of any such obligations in whole or in part.

“Non-U.S. Lender”:  as defined in Section 2.20(d).

“Note”:  any promissory note evidencing any Loan.

“Obligations”:  the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Reimbursement Obligations and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Originators” means the Borrower and/or any of its Subsidiaries in their respective capacities as parties to any Receivables Purchase Documents, as sellers or transferors of any Receivables and Related Security in connection with a Permitted Receivables Transfer.

“Other Taxes”:  any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”:  as defined in Section 10.7(b).

“Participation Amount”:  as defined in Section 3.4(b).

“Payment Office”:  the office specified from time to time by the Administrative Agent as its payment office by notice to the Borrower and the Lenders.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”:  any Acquisition made by the Borrower provided that: (a) as of the date of such Acquisition, no Default or Event of Default shall have occurred and be continuing or would result from such Acquisition or from the incurrence or assumption of any Indebtedness in connection with such Acquisition; (b) in the case of a merger, consolidation or Acquisition of Capital Stock, prior to the date of such Acquisition, such Acquisition shall have been approved by the board of directors and, if applicable, the shareholders of the Person being acquired in connection with such Acquisition and no claim or challenge has been asserted or threatened by any shareholder or director of such Person which could reasonably be expected to have a material adverse effect on such Acquisition or a Material Adverse Effect; (c) as of the date of any such Acquisition, all material consents, authorizations, approvals, filings and notices required in connection with such Acquisition shall have been obtained or made (and remain in full force and effect); (d) any such Acquisition is an Acquisition of the assets or Capital Stock of a Person engaged in the regulated electric or natural gas utility business in the United States; (e) the aggregate consideration (including cash consideration and the fair value of any non-cash consideration and Indebtedness assumed) for such Acquisition is not greater than the fair market value thereof; (f) after giving effect to such Acquisition, the sum of cash on hand of the Borrower plus aggregate Available Revolving Credit Commitments hereunder shall be at least $50 million; and (g) without limiting the generality of the foregoing, (i) if as of the date of any such Acquisition the Facilities shall not be rated at least Baa3 (stable outlook) and BBB- (stable outlook) by Moody’s and Standard & Poor’s, respectively, the Consolidated Interest Coverage Ratio of the Borrower after giving effect to such Acquisition, calculated on a pro forma basis as of the end of the quarter most recently ended prior to the date of such Acquisition and for the four fiscal quarters then ending, shall be equal to or better than the Consolidated Interest Coverage Ratio of the Borrower prior to giving effect to such Acquisition for such period and (ii) after giving effect to such Acquisition, the Borrower shall be in compliance with the provisions of Section 7.1 (or, in the case of any Permitted Acquisition consummated on or prior to March 31, 2005, in compliance with the financial covenants applicable to FQ1 2005 (and thereafter) set forth in Section 7.1), calculated on a pro forma basis as of the end of the quarter most recently ended prior to the date of such Acquisition and for the four fiscal quarters then ending (and, if the aggregate consideration (including cash consideration and the fair value of any non-cash consideration and Indebtedness assumed) for such Acquisition exceeds $25 million, the Borrower shall have delivered to the Administrative Agent a Compliance Certificate demonstrating such pro forma compliance); provided, however, that any Acquisition by the Borrower or any of its Subsidiaries of all or a portion of Colstrip shall be a Permitted Acquisition without regard to any of the foregoing requirements other than as set forth in clause (a) and (c) of this definition.

“Permitted Receivables Transfer” means (i) a sale or other transfer by an Originator to a SPV or any other Person of Receivables and Related Security for fair market value and without recourse (except for limited recourse typical of such structured finance transactions), and/or (ii) a sale or other transfer by an Originator or a SPV to (a) purchasers of or other investors in such Receivables and Related Security or (b) any other Person (including a

SPV) in a transaction in which purchasers or other investors purchase or are otherwise transferred such Receivables and Related Security in each case pursuant to and in accordance with the terms of the Receivables Purchase Documents; provided, that Receivables Facility Attributed Indebtedness incurred in connection with the Receivables Purchase Documents does not exceed $70,000,000 in the aggregate at any time.

“Person”:  an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan of Reorganization”:  as defined in the recitals hereto.

“Pro Forma Balance Sheet”:  as defined in Section 4.1.

“Property”:  any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“QF Liabilities”:  the balance sheet liabilities of the Borrower arising under agreements existing on the date hereof between the Borrower and any “qualifying cogeneration facility” as that term is defined in Section 3(18)(B) of the Federal Power Act.

“Qualified Counterparty”:  with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender or an affiliate of a Lender.

“Receivable(s)”:  all of the applicable Originator’s or SPV’s presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of such Originator or SPV to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

“Receivables and Related Security”:  the Receivables and the related security and collections with respect thereto which are sold or transferred by any Originator or SPV in connection with any Permitted Receivables Transfer.

“Receivables Facility Attributed Indebtedness”:  the amount of obligations outstanding under a receivables purchase facility on any date of determination that would be characterized as principal if such facility were structured as a secured lending transaction rather than as a purchase.

“Receivables Purchase Documents”:  any series of receivables purchase or sale agreements generally consistent with terms contained in comparable structured finance transactions pursuant to which an Originator or Originators sell or transfer to SPVs all of their respective right, title and interest in and to certain Receivables and Related Security for further sale or transfer to other purchasers of or investors in such assets (and the other documents, instruments and agreements executed in connection therewith), as any such agreements may be amended, restated, supplemented or otherwise modified from time to time, or any replacement or substitution therefor.

“Recovery Event”:  any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries.

“Refunded Swing Line Loans”:  as defined in Section 2.7.

“Refunding Date”:  as defined in Section 2.7.

“Register”:  as defined in Section 10.7(d).

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”:  the obligation of the Borrower to reimburse each Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

“Reinvestment Deferred Amount”:  with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection therewith that are not applied to prepay the Term Loans or the Revolving Credit Commitments pursuant to 2.12(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”:  any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”:  a written notice executed by a Responsible Officer stating that no Default or Event of Default has occurred and is continuing and that the Borrower (directly or, if the assets which are the subject of the applicable Reinvestment Event were held by a Subsidiary, indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of (i) a Recovery Event to acquire or repair assets useful in its business, (ii) a Disposition permitted under Section 7.5(k) to reinvest such amounts in the Montana Utility Business (if such Disposition relates to assets under the Montana Indenture) or the South Dakota Utility Business (if such Disposition relates to assets under the South Dakota Indenture) or (iii) a Disposition permitted under Section 7.5(f), (g) or (i) to reinvest such amounts in the Montana Utility Business or the South Dakota Utility Business, to pay or prepay then existing Indebtedness or settle then existing claims of the Borrower, or to pay regular quarterly cash dividends in respect of the Borrower’s common stock, in accordance with Section 7.6(d).

“Reinvestment Prepayment Amount”:  with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date in accordance with the Reinvestment Notice with respect thereto.  If pursuant to clause (x) of the last sentence of the definition of “Net Cash Proceeds,” any net cash proceeds withdrawn from the Lien of an Indenture become “Net Cash Proceeds,” such proceeds shall be deemed to be expended prior to the applicable Reinvestment Prepayment Date if withdrawn from such Indenture on the basis of Property Additions (as such term is defined in such Indenture) acquired within 365 of such withdrawal (i) other than Property Additions made in the ordinary course of business or (ii) specifically made for the purpose of obtaining such withdrawal of net cash proceeds.

“Reinvestment Prepayment Date”:  with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after such Reinvestment Event (or, if (i) the Borrower is not able to obtain all of the consents or approvals of a Governmental Authority within such period determined by the Borrower to be necessary to make such proposed reinvestment (despite using commercially reasonable efforts to do so) and (ii) the terms of the Senior Notes will not then or thereafter require any portion of such proceeds to be used to prepay Indebtedness or offered as prepayment of the Senior Notes, then upon the Administrative Agent’s receipt (at any time within such one year period) of written notice from the Borrower to such effect (which notice shall set forth in reasonable detail such consents and the efforts made to date to obtain them), the date occurring 18 months after such Reinvestment Event) and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, use all or any portion of the relevant Reinvestment Deferred Amount in accordance with the Reinvestment Notice with respect thereto.  For purposes of calculating the one year (or 18 month) period, the “Reinvestment Event” shall be deemed to have occurred on the date such Net Cash Proceeds are received by the Borrower (by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise).

“Related Fund”:  with respect to any Lender, any fund that (x) invests in commercial loans and (y) is managed or advised by the same investment advisor as such Lender, by such Lender or by an Affiliate of such Lender.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”:  at any time, the holders (other than Defaulting Lenders) of more than 50% of (a) until the Closing Date, the Commitments and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding, in each case excluding the aggregate Commitments of, and Revolving Extensions of Credit by, Defaulting Lenders.

“Required Prepayment Lenders”:  the Majority Facility Lenders in respect of each Facility.

“Requirement of Law”:  as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”:  as to any Person, the chief executive officer, president or chief financial officer of such Person, but in any event, with respect to financial matters, the chief financial officer or treasurer of such Person, or any other officer of such Person designated as a Responsible Officer by any one of the foregoing.

“Restricted Payments”:  as defined in Section 7.6.

“Revolving Credit Commitment”:  as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans and participate in Swing Line Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the assignment and acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The original aggregate amount of the Total Revolving Credit Commitments is $125,000,000.

“Revolving Credit Commitment Period”:  the period from and including the Closing Date to the Revolving Credit Termination Date.

“Revolving Credit Facility”:  as defined in the definition of “Facility” in this Section 1.1.

“Revolving Credit First Mortgage Bonds”:  as defined in Section 5.1(h).

“Revolving Credit Lender”:  each Lender that has a Revolving Credit Commitment or that is the holder of Revolving Credit Loans.

“Revolving Credit Loans”:  as defined in Section 2.4.

“Revolving Credit Note”:  as defined in Section 2.8.

“Revolving Credit Percentage”:  as to any Revolving Credit Lender at any time, the percentage which such Lender’s Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the Total Revolving Extensions of Credit then outstanding).

“Revolving Credit Termination Date”:  the fifth anniversary of the Closing Date.

“Revolving Extensions of Credit”:  as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (b) such Lender’s Revolving Credit Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Credit Percentage of the aggregate principal amount of Swing Line Loans then outstanding.

“SEC”:  the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“SEC Reports”:  the publicly available (unredacted) portion of all reports filed by the Borrower with the SEC on Form 10-K, Form 10-Q or Form 8-K or any successor form.

“Security Documents”:  the collective reference to the Bond Delivery Agreement, the Supplemental Indentures and all other security documents hereafter delivered to the Administrative Agent or the Collateral Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of the Borrower under any Loan Document.

“Senior Notes”:  the Borrower’s Senior Secured Notes, 5.875% Series A due 2014 of the Borrower issued under the Senior Note Indenture on the Closing Date and any Senior Secured Notes, 5.875% Exchange Series A due 2014 registered under the Securities Act of 1933 and issued in exchange for such notes as contemplated by a registration rights agreement executed and delivered on the Closing Date.

“Senior Note Indenture”:  the Indenture, dated as of November 1, 2004, by the Borrower, as issuer, in favor of U.S. Bank National Association, as trustee, as supplemented by that certain Supplemental Indenture, dated as of November 1, 2004, by the Borrower in favor of U.S. Bank National Association.

“Single Employer Plan”:  any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”:  with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“South Dakota First Mortgage Indenture”:  the General Mortgage Indenture and Deed of Trust dated as of August 1, 1993 between the Borrower and The Chase Manhattan Bank, as trustee, as supplemented and amended to the date hereof.

“South Dakota Utility Business”:  the regulated electric and natural gas assets and businesses owned and operated by the Borrower in the States of South Dakota and Nebraska and all of the Borrower’s other assets that are subject to the Lien of the South Dakota First Mortgage Indenture (which consists principally, as of the date hereof, of the shared ownership interests in electric generation facilities located in the States of North Dakota and Iowa).

“Specified Hedge Agreement”:  any Hedge Agreement entered into by the Borrower and any Qualified Counterparty.

“SPV”:  any special purpose entity established for the purpose of purchasing receivables in connection with a receivables securitization transaction permitted under the terms of this Agreement.

“Standard & Poor’s”:  Standard & Poor’s Rating Group, a division of The McGraw-Hill Companies, Inc.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower; provided that in no event shall any Excluded Subsidiary be deemed a Subsidiary of the Borrower.

“Supplemental Indentures”:  collectively the supplemental indentures to the Indentures pursuant to which, among other things, the First Mortgage Bonds are issued.  The Supplemental Indentures are sometimes called, as applicable, the Montana Supplemental Indenture and the South Dakota Supplemental Indenture herein.

“Swing Line Commitment”:  the obligation of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $10,000,000.

“Swing Line Lender”:  Lehman Commercial Paper Inc., in its capacity as the lender of Swing Line Loans.

“Swing Line Loans”:  as defined in Section 2.6.

“Swing Line Note”: as defined in Section 2.8.

“Swing Line Participation Amount”:  as defined in Section 2.7.

“Syndication Agent”:  as defined in the preamble hereto.

“Term Loan Facility”:  as defined in the definition of “Facility” in this Section 1.1.

“Term Loan Lenders”:  each Lender that has a Term Loan Commitment or is the holder of a Term Loan.

“Term Loans”:  as defined in Section 2.1.

“Term Note”:  as defined in Section 2.8(e).

“Term Loan Commitment”:  as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Term Loan Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The original aggregate amount of the Term Loan Commitments is $100,000,000.

“Term Loan First Mortgage Bonds”:  as defined in Section 5.1(h).

“Term Loan Percentage”:  as to any Term Loan Lender at any time, the percentage which such Lender’s Term Loan Commitment then constitutes of the aggregate Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Total Revolving Credit Commitments”:  at any time, the aggregate amount of the Revolving Credit Commitments then in effect.

“Total Revolving Extensions of Credit”:  at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Credit Lenders outstanding at such time.

“Transferee”:  as defined in Section 10.15.

“Type”:  as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“Utility Business”:  the regulated electric and natural gas utility business and operations of the Borrower and its Subsidiaries.

“Wholly Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.  For the avoidance of doubt, no Excluded Subsidiary shall be deemed a Wholly Owned Subsidiary of the Borrower for purposes hereof.

1.2           Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)           As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)           The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)           All calculations of financial ratios set forth in Section 7.1 shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater.  For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.126, the ratio will be rounded up to 5.13.

(f)            The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “or” shall not be exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(g)           Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, and (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 2.           AMOUNT AND TERMS OF COMMITMENTS

2.1           Term Loan Commitments.  Subject to the terms and conditions hereof, the Term Loan Lenders severally agree to make term loans (each, a “Term Loan”) to the Borrower on the Closing Date in an amount for each Term Loan Lender (as requested by the Borrower in accordance with the terms hereof) up to but not exceeding the amount of the Term Loan Commitment of such Lender.  The Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13.

2.2           Procedure for Term Loan Borrowing.  The Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Term Loan Lenders make the Term Loans on the Closing Date.  The Term Loans made on the Closing Date shall initially be Base Rate Loans.  Upon receipt of such Borrowing Notice the Administrative Agent shall promptly notify each Term Loan Lender thereof.  Not later than 12:00 Noon, New York City time, on the Closing Date each Term Loan Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan or Term Loans to be made by such Lender.  The Administrative Agent shall make available to the Borrower the aggregate of the amounts made available to the Administrative Agent by the Term Loan Lenders, in like funds as received by the Administrative Agent.

2.3           Repayment of Term Loans.  On the last day of each March, June, September and December commencing on March 31, 2005, and continuing through and including September 30, 2010, the Borrower shall make quarterly principal payments on the Term Loans, each quarterly payment in an amount equal to one quarter of one percent (0.25%) of the original aggregate principal amount of the Term Loans.  On December 31, 2010, March 31, 2011 and June 30, 2011 the Borrower shall make payments on the Term Loans, each in an amount equal to twenty-three and one-half percent (23.5%) of the original aggregate principal amount of the Term Loans.  On November 1, 2011 the Borrower shall repay the then outstanding aggregate principal amount of the Term Loans, together with accrued and unpaid interest thereon as provided herein.

2.4           Revolving Credit Commitments.  (a)  Subject to the terms and conditions hereof, the Revolving Credit Lenders severally agree to make revolving credit loans (“Revolving Credit Loans”) to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding for each Revolving Credit Lender which, when added to such Lender’s Revolving Credit Percentage of the sum of (i) the L/C Obligations then outstanding and (ii) the aggregate principal amount of the Swing Line Loans then outstanding, does not exceed the amount of such Lender’s Revolving Credit Commitment.  During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  The Revolving Credit Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date.

(b)           The Borrower shall repay all outstanding Revolving Credit Loans on the Revolving Credit Termination Date.

2.5           Procedure for Revolving Credit Borrowing.  The Borrower may borrow under the Revolving Credit Commitments on any Business Day during the Revolving Credit Commitment Period, provided that the Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing

Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans).  Any Revolving Credit Loans made on the Closing Date shall initially be Base Rate Loans.  Except as provided in Section 2.7 or 3.5, each borrowing of Revolving Credit Loans under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Credit Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Upon receipt of any such Borrowing Notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof.  Each Revolving Credit Lender will make its Revolving Credit Percentage of the amount of each borrowing of Revolving Credit Loans available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent in like funds as received by the Administrative Agent.

2.6           Swing Line Commitment.  (a)  Subject to the terms and conditions hereof, the Swing Line Lender agrees that, during the Revolving Credit Commitment Period, it will make available to the Borrower in the form of swing line loans (“Swing Line Loans”) a portion of the credit otherwise available to the Borrower under the Revolving Credit Commitments; provided that (i) the aggregate principal amount of Swing Line Loans outstanding at any time shall not exceed the Swing Line Commitment then in effect (notwithstanding that the Swing Line Loans outstanding at any time, when aggregated with the Swing Line Lender’s other outstanding Revolving Credit Loans hereunder, may exceed the Swing Line Commitment then in effect or such Swing Line Lender’s Revolving Credit Commitment then in effect) and (ii) the Borrower shall not request, and the Swing Line Lender shall not make, any Swing Line Loan if, after giving effect to the making of such Swing Line Loan, the aggregate amount of the Available Revolving Credit Commitments would be less than zero.  During the Revolving Credit Commitment Period, the Borrower may use the Swing Line Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.  Swing Line Loans shall be Base Rate Loans only.

(b)           The Borrower shall repay all outstanding Swing Line Loans on the Revolving Credit Termination Date.

2.7           Procedure for Swing Line Borrowing; Refunding of Swing Line Loans.  (a)  The Borrower may borrow under the Swing Line Commitment on any Business Day during the Revolving Credit Commitment Period, provided, the Borrower shall give the Swing Line Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swing Line Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date.  Each borrowing under the Swing Line Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof.  Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in the borrowing notice in respect of any Swing Line Loan, the Swing Line Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of such Swing Line Loan.  The Administrative Agent shall make the proceeds of such Swing Line Loan available to the Borrower on such Borrowing Date in like funds as received by the Administrative Agent.

(b)           The Swing Line Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swing Line Lender to act on its behalf), on one Business Day’s notice given by the Swing Line Lender no later than 12:00 Noon, New York City time, request each Revolving Credit Lender to make, and each Revolving Credit Lender hereby agrees to make, a Revolving Credit Loan (which shall initially be a Base Rate Loan), in an amount equal to such Revolving Credit Lender’s Revolving Credit Percentage of the aggregate amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date of such notice, to repay the Swing Line Lender.  Each Revolving Credit Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice.  The proceeds of such Revolving Credit Loans shall be made immediately available by the Administrative Agent to the Swing Line Lender for application by the Swing Line Lender to the repayment of the Refunded Swing Line Loans.

(c)           If prior to the time a Revolving Credit Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower, or if for any other reason, as determined by the Swing Line Lender in its sole discretion, Revolving Credit Loans may not be made as contemplated by Section 2.7(b), each Revolving Credit Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.7(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swing Line Loans by paying to the Swing Line Lender an amount (the “Swing Line Participation Amount”) equal to (i) such Revolving Credit Lender’s Revolving Credit Percentage times (ii) the sum of the aggregate principal amount of Swing Line Loans then outstanding which were to have been repaid with such Revolving Credit Loans.

(d)           Whenever, at any time after the Swing Line Lender has received from any Revolving Credit Lender such Lender’s Swing Line Participation Amount, the Swing Line Lender receives any payment on account of the Swing Line Loans, the Swing Line Lender will distribute to such Lender its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Line Loans then due); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Revolving Credit Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

(e)           Each Revolving Credit Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender or the Borrower may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, or any other Revolving Credit Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.8           Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Revolving Credit Lender or Term Loan Lender, as the case may be, (i) the then unpaid principal amount of each Revolving Credit Loan of such Revolving Credit Lender on the Revolving Credit Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8), (ii) the then unpaid principal amount of each Swing Line Loan of such Swing Line Lender on the Revolving Credit Termination Date (or on such earlier date on which the Loans become due and payable pursuant to Section 8) and (iii) the principal amount of each Term Loan of such Term Loan Lender in installments according to the amortization schedule set forth in Section 2.3 (or on such earlier date on which the Loans become due and payable pursuant to Section 8).  The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.15.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)           The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.7(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d)           The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e)           The Borrower agrees that, upon its receipt of notice of the request to the Administrative Agent by any Lender, the Borrower will promptly execute and deliver to such Lender a promissory note of the Borrower evidencing any Term Loans, Revolving Credit Loans or Swing Line Loans, as the case may be, of such Lender, substantially in the forms of Exhibit D-1, D-2 or D-3, respectively (a “Term Note”, “Revolving Credit Note” or “Swing Line Note”,

respectively), with appropriate insertions as to date and then outstanding principal amount; provided, that delivery of Notes shall not be a condition precedent to the occurrence of the Closing Date or the making of the Loans or issuance of Letters of Credit on the Closing Date.

2.9           Commitment Fees, etc.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Credit Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date, commencing on the first of such dates to occur after the date hereof.

(b)           The Borrower agrees to pay to the Syndication Agent the fees in the amounts and on the dates previously agreed to in the Fee Letter.

(c)           The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates agreed to in the Fee Letter (or otherwise from time to time agreed to in writing by the Borrower and the Administrative Agent).

2.10         Termination or Reduction of Revolving Credit Commitments.  The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, without premium or penalty, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swing Line Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Credit Commitments.  Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Credit Commitments then in effect.

2.11         Optional Prepayments.  The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (but including breakage costs, if any, pursuant to Section 2.21), upon irrevocable notice delivered to the Administrative Agent no later than 11:00 A.M., New York City time, three Business Days prior thereto in the case of Eurodollar Loans and no later than 11:00 A.M., New York City time, one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of such prepayment, whether such prepayment is of Term Loans or Revolving Credit Loans, and whether such prepayment is of Eurodollar Loans or Base Rate Loans; provided, that (i) if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21 and (ii) no prior notice is required for the prepayment of Swing Line Loans.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Credit Loans that are Base Rate Loans and Swing Line Loans) accrued interest to such date on the amount prepaid.  Partial prepayments of Term Loans and Revolving Credit Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.  Partial prepayments of Swing Line Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

2.12         Mandatory Prepayments and Commitment Reductions.  (a)  Unless the Required Prepayment Lenders shall otherwise agree, if any Indebtedness shall be incurred by the Borrower or any of its Subsidiaries (excluding any Indebtedness incurred in accordance with Section 7.2), then on the date of such incurrence, the Term Loans shall be prepaid, and/or the outstanding Revolving Credit Loans shall be repaid, by an amount equal to the amount of the Net Cash Proceeds of such incurrence, as set forth in Section 2.12(d).  The provisions of this Section do not constitute a consent to the incurrence of any Indebtedness by the Borrower or any of its Subsidiaries.

(b)           Unless the Required Prepayment Lenders shall otherwise agree, if the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then on the fifth Business Day after the date of receipt by the Borrower or such Subsidiary of such Net Cash Proceeds unless a Reinvestment Notice shall be delivered in respect thereof on or prior to such date, the Term Loans shall be prepaid, and/or the outstanding Revolving Credit Loans shall be prepaid, by an amount equal to the amount of such Net Cash Proceeds, as set forth in Section 2.12(d); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date the Term Loans shall be prepaid, and/or the outstanding Revolving Credit Loans shall be prepaid, by an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event, as set forth in Section 2.12(d).  The provisions of this Section do not constitute a consent to the consummation of any Disposition not permitted by Section 7.5.

(c)           Unless the Required Prepayment Lenders shall otherwise agree, if on any date the Collateral Agent (or Borrower) shall receive any proceeds of principal payments (other than payments deemed made thereunder as a result of actual payments made with respect to the Facilities) made on any First Mortgage Bonds, then on the date of such receipt, the Term Loans shall be prepaid, and/or the outstanding Revolving Credit Loans shall be prepaid, by an amount equal to the amount of such proceeds, as set forth in Section 2.12(d).

(d)           Amounts to be applied in connection with prepayments made pursuant to this Section shall be applied, first, to the prepayment of the Term Loans and, second, to repay any outstanding Revolving Credit Loans (without reducing the Revolving Credit Commitments).

2.13         Conversion and Continuation Options.  (a)  The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may be made only on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent irrevocable notice of such election no later than 12:00 noon, New York City time, three Business Days prior thereto (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan under a particular Facility may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)           The Borrower may elect to continue any Eurodollar Loan as such upon the expiration of the then current Interest Period with respect thereto by giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loan, provided that no Eurodollar Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be converted automatically to Base Rate Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.14         Minimum Amounts and Maximum Number of Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.15         Interest Rates and Payment Dates.  (a)  Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin with respect to Eurodollar Loans in effect for such day.

(b)           Each Base Rate Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Base Rate in effect for such day plus the Applicable Margin with respect to Base Rate Loans in effect for such day.

(c)           (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum that is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans under the Revolving Credit Facility plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans under the relevant Facility plus

2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to Base Rate Loans under the Revolving Credit Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(d)           Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.16         Computation of Interest and Fees.  (a)  Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans on which interest is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a).

2.17         Inability to Determine Interest Rate.  If prior to the first day of any Interest Period:

(a)           the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b)           the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.18         Pro Rata Treatment and Payments. (a)  Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee or Letter of Credit fee, and any reduction of the Commitments of the Lenders, shall be made pro rata according to the respective Term Loan Percentages or Revolving Credit Percentages, as the case may be, of the relevant Lenders.  Each payment of interest in respect of the Loans and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the applicable Lenders pro rata according to the respective amounts then due and owing to the applicable Lenders.

(b)           Each payment on account of principal of the Term Loans outstanding under the Term Loan Facility shall be allocated among the Term Loan Lenders holding such Term Loans pro rata based on the principal amount of such Term Loans held by such Term Loan Lenders, and shall be applied to the installments of such Term Loans (i) in order of maturity for the next four installments and (ii) thereafter ratably over the remaining installments.  Amounts prepaid on account of the Term Loans may not be reborrowed.

(c)           Each payment (including each prepayment) by the Borrower on account of principal of the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Revolving Credit Lenders.  Each payment in respect of Reimbursement Obligations in respect of any Letter of Credit shall be made to the Issuing Lender that issued such Letter of Credit.  Each payment by the Borrower on account of principal of Swing Line Loans shall be made to the Swing Line Lender (to be applied, if applicable, as provided in Section 2.7(d)).

(d)           The application of any payment of Loans under any Facility (including optional and mandatory prepayments) shall be made, first, to Base Rate Loans under such Facility and, second, to Eurodollar Loans under such Facility.  Each payment of the Loans (except in the case of Swing Line Loans and Revolving Credit Loans that are Base Rate Loans) shall be accompanied by accrued interest to the date of such payment on the amount paid.

(e)           All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Payment Office, in Dollars and in immediately available funds.  Any payment made by the Borrower after 12:00 Noon, New York City time, on any Business Day shall be deemed to have been on the next following Business Day.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(f)            Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans under the relevant Facility, on demand, from the Borrower.

(g)           Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(h)           Upon receipt by the Administrative Agent of payments on behalf of Lenders, the Administrative Agent shall promptly distribute such payments to the Lender or Lenders entitled thereto, in like funds as received by the Administrative Agent.  Notwithstanding the foregoing, if the Administrative Agent receives any payment (whether voluntarily or involuntarily, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise) (the amount of such payment, the “Payment Amount”) for the account of any Lender (whether in such Lender’s capacity as a Term Loan Lender, Revolving Credit Lender or L/C Participant), and at the time of such receipt such Lender, in its capacity as L/C Participant, is in default in any of its obligations pursuant to Section 3.4(a) (the amount of such obligations in default, the “L/C Participation Defaulted Amount”), the Administrative Agent may withhold from the Payment Amount an amount up to the L/C Participation Defaulted Amount, and apply the amount so withheld toward payment to the relevant Issuing Lender of the L/C Participation

Defaulted Amount or, if applicable, toward reimbursement of any other Person that has previously reimbursed such Issuing Lender for the L/C Participation Defaulted Amount.

2.19         Requirements of Law.  (a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)            shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.20 and changes in the rate of tax on the overall net income of such Lender);

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii)          shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b)           If any Lender shall have reasonably determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(c)           A certificate as to any additional amounts payable pursuant to this Section (and setting forth calculations in reasonable detail demonstrating the basis therefor) submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.20         Taxes.  (a)  All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on any Agent or any Lender as a result of a present or former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document).  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or any Other Taxes are required to be withheld from any amounts payable to any Agent or any Lender hereunder, the amounts so payable to such Agent or such Lender shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender immediately prior to the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph (a).

(b)           In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Agents and the Lenders for any incremental taxes, interest or penalties that may become payable by any Agent or any Lender as a result of any such failure.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d)           Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two duly completed copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest” a duly completed statement substantially in the form of Exhibit F and a Form W-8BEN, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e)           A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

2.21         Indemnity.  The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest

Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market.  A certificate as to any amounts payable pursuant to this Section (and setting forth calculations in reasonable detail demonstrating the basis therefor) submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.22         Illegality.  Notwithstanding any other provision herein, if after the Closing Date the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be suspended until such condition shall cease to exist and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.21.

2.23         Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19, 2.20(a) or 2.22  with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.19, 2.20(a) or 2.22.

2.24         Replacement of Lenders under Certain Circumstances.  The Borrower shall be permitted to replace with a replacement financial institution any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.19 or 2.20 or gives a notice of illegality pursuant to Section 2.22, (b) defaults in its obligation to make Loans hereunder or (c) refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of all Lenders and such amendment, waiver or other modification is consented to by the Required Lenders; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.23 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.19 or 2.20 or to eliminate the illegality referred to in such notice of illegality given pursuant to Section 2.22, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.21

(as though Section 2.21 were applicable) if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.7 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.19 or 2.20, as the case may be, in respect of any period prior to the date on which such replacement shall be consummated, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

SECTION 3.           LETTERS OF CREDIT

3.1           L/C Commitment.  (a)  Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in Section 3.4, agrees to issue sight letters of credit on a standby basis (the “Letters of Credit”) in support of the L/C Supportable Obligations for the account of the Borrower on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by such Issuing Lender; provided, that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Credit Commitments would be less than zero.  Notwithstanding the foregoing, no Issuing Lender shall have any obligation to issue any Letter of Credit on any date that is later than seven Business Days prior to the Revolving Credit Termination Date.  Each Letter of Credit shall (i) be denominated in Dollars and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Revolving Credit Termination Date; provided that any Letter of Credit may provide for the extension thereof for up to additional one year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b)           No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if (i) there shall have occurred and be continuing a Default or Event of Default or a Lender Default shall exist or (ii) such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2           Procedure for Issuance of Letter of Credit.  The Borrower may from time to time request that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender (with a copy to the Administrative Agent) a Letter of Credit Request in the form of Exhibit I, attached hereto, accompanied by such other certificates, documents and other papers and other information as such Issuing Lender may request.  If the Issuing Lender shall so reasonably request, each Letter of Credit shall be accompanied by an Application.  Upon receipt of any Letter of Credit Request, an Issuing Lender will process such request in accordance with its customary procedures.  The Issuing Lender, upon determining that it has received an acceptable Letter of Credit Request and that the terms and conditions of the requested Letter of Credit are acceptable to it, shall issue the Letter of Credit (but in no event shall any Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of a Letter of Credit Request).  The original of any Letter of Credit shall be delivered to the beneficiary thereof or as otherwise agreed to by the Borrower and the Issuing Lender.  Promptly after the issuance or amendment of a Letter of Credit, the Issuing Lender shall promptly notify the Administrative Agent and the Borrower, in writing, of such issuance or amendment and such notice shall be accompanied by a copy of such issuance or amendment.  Upon receipt of such notice, the Administrative Agent shall notify each L/C Participant of such issuance or amendment, and if so requested by an L/C Participant, the Administrative Agent shall provide such L/C Participant with copies of such issuance or amendment.

3.3           Fees and Other Charges.  (a)  The Borrower will pay a fee to the Administrative Agent, for the ratable benefit of the Revolving Credit Lenders, on the daily aggregate drawable amount of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Credit Facility, shared ratably among the Revolving Credit Lenders in accordance with their respective Revolving Credit Percentages and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.  In addition, the Borrower shall pay to the relevant Issuing Lender for its own account a fronting fee on the aggregate drawable amount of all outstanding Letters of Credit issued by it of the greater of 1/8 of 1% per annum and $500 per annum, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.

(b)           In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such reasonable, normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4           L/C Participations.  (a)  Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk, an undivided interest equal to such L/C Participant’s Revolving Credit Percentage of each Issuing Lender’s obligations and rights under each Letter of Credit issued by such Issuing Lender hereunder and the amount of each draft paid by such Issuing Lender thereunder.  Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Lender upon demand at the Funding Office (and thereafter the Administrative Agent shall promptly pay to such Issuing Lender) an amount equal to such L/C Participant’s Revolving Credit Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.  Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  The failure of any L/C Participant to make any payment pursuant to this Section 3.4 shall not relieve any other L/C Participant of its obligation hereunder.

(b)           If any amount (a “Participation Amount”) required to be paid by any L/C Participant to an Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, such Issuing Lender shall so notify the Administrative Agent, which shall promptly notify the L/C Participants, and each L/C Participant shall pay to the Administrative Agent, for the account of such Issuing Lender, on demand (and thereafter the Administrative Agent shall promptly pay to such Issuing Lender) an amount equal to the product of (i) such Participation Amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any Participation Amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Administrative Agent for the account of the relevant Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Administrative Agent on behalf of such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such Participation Amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans under the Revolving Credit Facility.  A certificate of the Administrative Agent submitted on behalf of an Issuing Lender to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c)           Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit and has received from the Administrative Agent any  L/C Participant’s pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to the Administrative Agent for the account of such L/C Participant (and thereafter the Administrative Agent will promptly distribute to such L/C Participant) its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent for the account of such Issuing Lender (and thereafter the Administrative Agent shall promptly return to such Issuing Lender) the portion thereof previously distributed by such Issuing Lender.

3.5           Reimbursement Obligation of the Borrower.  The Borrower agrees to reimburse each Issuing Lender, within one Business Day (or two Business Days if the Borrower and the Administrative Agent are notified on after 11:00 a.m. New York City time on such date) after the Business Day on which such Issuing Lender notifies the Borrower and the Administrative Agent of the date and amount of a draft presented under any Letter of Credit and paid by such Issuing Lender, for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by such Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Payment Amount”).  Each such payment shall be made to such Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds.  Interest shall be payable on each Payment Amount from the date of the applicable drawing until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.15(b) and (ii) thereafter, Section 2.15(c).  Each notice from an Issuing Lender of a drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 8(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.4 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 2.5 of Base Rate Loans (or, at the option of the Administrative Agent and the Swing Line Lender in their sole discretion, a borrowing pursuant to Section 2.7 of Swing Line Loans) in the amount of such drawing.  The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Credit Loans (or, if applicable, Swing Line Loans) could be made, pursuant to Section 2.5 (or, if applicable, Section 2.7), if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the relevant Issuing Lender of such drawing under such Letter of Credit.

3.6           Obligations Absolute.  The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against any Issuing Lender, any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.  No Issuing Lender shall be liable to the Borrower for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender.  The Borrower, the Lenders and any other party hereto agree that any action taken or omitted by an Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents, including without limitation the payment thereof, absent a finding of gross negligence or willful misconduct of the Issuing Lender as determined by a final and nonappealable decision of a court of competent jurisdiction, shall be binding on the Borrower, the Lenders and any other party hereto and shall not result in any liability of such Issuing Lender to the Borrower, the Lenders or any other party hereto.

3.7           Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the relevant Issuing Lender shall promptly notify the Borrower and the Administrative Agent of the date and amount thereof.  The responsibility of the relevant Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit, in addition to any payment obligation expressly provided for in such Letter of Credit issued by such Issuing Lender, shall be limited to determining that the documents

(including each draft) delivered under such Letter of Credit in connection with such presentment appear on their face to be in conformity with such Letter of Credit.

3.8           Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4.           REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to each Agent and each Lender that:

4.1           Financial Condition.  (a)  The unaudited pro forma consolidated balance sheet of the Borrower and its Subsidiaries as of June 30, 2004 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to each Lender, has been prepared in good faith based on information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated consolidated financial position of the Borrower and its Subsidiaries as of June 30, 2004.

(b)           The audited consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 2001, December 31, 2002 and December 31, 2003, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by a report from Deloitte & Touche LLP, copies of which have heretofore been furnished to each Lender, present fairly the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the results of their operations and cash flows for the respective fiscal years then ended.  The unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of June 30, 2004, and the related unaudited consolidated statements of income and cash flows for the six-month period ended on such date, copies of which have heretofore been furnished to each Lender, present fairly the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the results of their operations and cash flows for the six-month period then ended (subject to normal year-end audit adjustments and the absence of footnotes).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).  The Borrower and its Subsidiaries do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph or disclosed in SEC Reports filed prior to the date hereof or in the Disclosure Statement.  During the period from June 30, 2004 to and including the date hereof there has been no Disposition by the Borrower of any material part of its business or Property except as has been expressly disclosed in SEC Reports filed prior to the date hereof or in the Disclosure Statement.

4.2           No Change.  Since December 31, 2003 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect except as has been expressly disclosed in SEC Reports filed prior to the date hereof or in the Disclosure Statement.

4.3           Corporate Existence; Compliance with Law.  Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or limited liability power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except to the extent to so qualify and be in good standing could not in the aggregate reasonably be expected to have a Material Adverse Effect (and, in any event, the Borrower is duly qualified as a foreign corporation and in good standing under the laws of the States of Montana and South Dakota), and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4           Corporate Power; Authorization; Enforceable Obligations.  The Borrower has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to borrow hereunder.  The Borrower has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and to authorize the borrowings on the terms and conditions of this Agreement.  Set forth on Schedule 4.4a are all consents or authorizations of, filings with, notices to or other acts by or in respect of, any Governmental Authority or any other Person required in connection with the authorization, execution, or issuance of any First Mortgage Bond, the authorization, delivery, performance or validity of any Supplemental Indenture, or the execution, delivery, performance, validity or enforceability of the Bond Delivery Agreement or any Security Document related thereto, and in each case any application therefor (collectively, the “First Mortgage Approvals”), which consents, authorizations, filings and notices have been obtained or made and are in full force and effect.  No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4b, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect, (ii) the First Mortgage Approvals and (iii) consents, authorizations, filings or notices which, if not obtained, could not reasonably be expected to have a Material Adverse Effect.  This Agreement has been, and each other Loan Document upon execution will be, duly executed and delivered on behalf of the Borrower.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5           No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Borrower or any of its Subsidiaries (other than violations which in the aggregate could not reasonably be expected to have a Material Adverse Effect and after taking into consideration all consents and waivers obtained by the Borrower prior to the date hereof) and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Indentures and the Security Documents).

4.6           No Material Litigation.  Except as set forth on Schedule 4.6 or disclosed in SEC Reports filed prior to the date hereof, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7           No Default.  Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

4.8           Ownership of Property.  Except as set forth on Schedule 4.8, each of the Borrower and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, or other appropriate property rights in, all its material real property, and good title to, or a valid leasehold interest in, all its other material Property.

4.9           Intellectual Property.  The Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted except for any such Intellectual Property that if it were not so owned or licensed could not reasonably be expected to have a Material Adverse Effect.  No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim.  The use of Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person in any material respect except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.10         Taxes.  Each of the Borrower and its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any amount the validity of which is currently being contested in good faith and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be); and no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

4.11         Federal Regulations.  The Borrower is not engaged in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect, and no proceeds of any extension of credit hereunder will be used to “purchase” or “carry” any “margin stock” or to extend credit to others for the purpose of “purchasing” or “carrying” any “margin stock”, except in compliance with applicable law and regulations.

4.12         Labor Matters.  There are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.  Hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect.  All payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

4.13         ERISA.  Except as disclosed on Schedule 4.13; (a) neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Single Employer Plan has complied in all material respects with the applicable provisions of ERISA and the Code; (b) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Single Employer Plan has arisen, during such five-year period; (c) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Single Employer Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits by a material amount; (d) neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA; and (e) no such Multiemployer Plan is in Reorganization or Insolvent.

4.14         Investment Company Act; Other Regulations; PUHCA.  The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.  Except as set forth on Schedule 4.14, the Borrower is not subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.  The Borrower is not a “holding company” as defined in the Public Utility Holding Company Act of 1935, as amended (“PUHCA”).  The Borrower is not required to make any filing or obtain any approval under PUHCA in connection with the execution or deliver of, the validity or enforceability of, or the performance under, the Loan Documents (or the incurrence of indebtedness (including first mortgage bonds) or granting of security interests thereunder) other than any filing or approval which has been made or obtained and is in full force and effect.  On the Closing Date, by virtue of one or more Persons becoming a holder of 10% or more of the Borrower’s voting securities (as defined in PUHCA) upon consummation of the Borrower’s Plan of Reorganization, the Borrower will fall within the definition of a “subsidiary company” of a “holding company” (as such terms are defined in PUHCA).  By virtue of the filing of an application for exemption under Section 3(a)(4) of PUHCA by each such Person, the Borrower is a subsidiary of an exempt holding company, and on that basis the Borrower is exempt from the provisions of PUHCA, except for the provisions of Section 9(a)(2) thereof relating to the acquisition of securities of a public utility company.

4.15         Subsidiaries.  (a)  The Subsidiaries listed on Schedule 4.15 constitute all the Subsidiaries of the Borrower at the date hereof.  Schedule 4.15 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by the Borrower.

(b)           There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as disclosed on Schedule 4.15.

4.16         Use of Proceeds.  The proceeds of the Term Loans will be used solely to repay in full and terminate the Existing Credit Facility and to pay related fees and expenses.  The proceeds of Revolving Credit Loans may be used on the Closing Date to repay the Existing Credit Facility and thereafter, proceeds of the Revolving Credit Loans and Swing Line Loans will be used for general corporate purposes of the Borrower and its Subsidiaries in the ordinary course of business; provided, however, that no proceeds of the Revolving Credit Loans will be used for loans to or investments in the Excluded Subsidiaries.  Letters of Credit will support payment obligations of the Borrower (or, subject to the provisions of Section 7.7(k), its Wholly Owned Subsidiaries or Excluded Subsidiaries) in each case incurred for general corporate purposes of the Borrower and its Wholly Owned Subsidiaries in the ordinary course of business; provided that the aggregate outstanding face amount of Letters of Credit issued for the account (or otherwise to support obligations) of Excluded Subsidiaries shall not exceed $60,000,000 at any time.

4.17         Environmental Matters.  Except as set forth on Schedule 4.17, other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)           The Borrower and its Subsidiaries:  (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) reasonably believe that:  each of their Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.

(b)           Materials of Environmental Concern are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by the Borrower or any of its Subsidiaries, or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the Borrower or any of its Subsidiaries under any applicable Environmental Law, or (ii) interfere with the Borrower’s or any of its Subsidiaries’ continued operations, or (iii) impair the fair saleable value of any real property owned or leased by the Borrower or any of its Subsidiaries (excluding any use restrictions that may be applicable to any such real property as of the date hereof).

(c)           There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Borrower or any of its Subsidiaries is, or to the knowledge of the Borrower or any of its Subsidiaries will be, named as a party that is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened.

(d)           Neither the Borrower nor any of its Subsidiaries has been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

(e)           Neither the Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, the obligations of the Borrower and its Subsidiaries under which remain unsatisfied and unwaived (other than ongoing compliance obligations under any Environmental Law).

(f)            Neither the Borrower nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern.

4.18         Accuracy of Information, etc.  All information, reports and other papers and data (other than projections) with respect to the Borrower or any Subsidiary furnished to the Lenders by the Borrower, or on behalf of the Borrower, and all SEC Reports were, in each case at the date thereof, complete and correct in all material respects, or have been subsequently supplemented by other information, reports or other papers or data, to the extent necessary to give the Lenders a true and accurate knowledge of the subject matter in all material respects.  All projections with respect to the Borrower or any Subsidiary, furnished by the Borrower, were prepared and presented in good faith by the Borrower based upon facts and assumptions that the Borrower believed to be reasonable in light of current and foreseeable conditions, it being understood that projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and that no assurance can be given that the financial results set forth in such projections will actually be realized and the Borrower shall be under no obligation to update such projections.  No document furnished or statement made in writing to the Lenders by or on behalf of the Borrower in connection with the negotiation, preparation or execution of this Agreement and no SEC Report contained as of the date thereof any untrue statement of a material fact, or omitted to state any such material fact necessary in order to make the statements contained therein not misleading.

4.19         Security Documents.

(a)           Montana First Mortgage Indenture.

(i)            The First Mortgage Bonds to be issued under the Montana First Mortgage Indenture, as heretofore supplemented and to be supplemented by the Twenty-Fourth Supplemental Indenture (the “Montana Supplemental Indenture”), when delivered to the Collateral Agent, will be duly executed, authenticated, issued and delivered, and will constitute valid and binding obligations of the Borrower, entitled to the benefits of the security provided by the Lien of such Indenture (except to the extent that enforceability of such Lien may be limited by the effect of certain laws of the jurisdictions in which the physical properties covered thereby are located upon the remedies provided in such Indenture, which limitations, however, do not make the remedies afforded inadequate for the realization of the security and benefits provided by such Indenture, and except as enforceability of such Lien may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights and except that the availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor is brought).

(ii)           The Montana First Mortgage Indenture as heretofore supplemented now constitutes, and such Indenture, when the Montana Supplemental Indenture shall have been duly filed for recording and recorded, will constitute, a valid and enforceable first mortgage Lien for the equal and proportionate security of the first mortgage bonds issued or to be issued thereunder, upon substantially all of the physical properties and franchises of the Borrower which are specifically described therein as subject to the Lien thereof and which are used or useful in the conduct of the Montana Utility Business, free from all prior Liens, charges or encumbrances (other than “Excepted Encumbrances” (as defined in the Montana First Mortgage Indenture) and other than, in the case of property acquired after the date of the original execution and delivery of the Montana First Mortgage Indenture, vendors’ liens, purchase money mortgages and any other liens thereon at the time of acquisition thereof) (except to the extent that enforceability of such Lien may be limited by the effect of certain laws of the jurisdictions in which the physical properties covered thereby are located upon the remedies provided in such Indenture as heretofore supplemented and to be supplemented by the Montana Supplemental Indenture, which limitations, however, do not make the remedies afforded inadequate for the realization of the benefits provided by such

Indenture, and except as enforceability of such Lien may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights and except that the availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor is brought); and the after-acquired property clause in such Indenture subjects to the Lien thereof all after-acquired utility property of the Montana Utility Business as provided therein (except such thereof as is expressly excepted from the Lien of such Indenture).

(iii)          The Montana First Mortgage Indenture as heretofore supplemented (excluding the Montana Supplemental Indenture but including any necessary related financing statements), has been filed and recorded wherever and to the extent necessary to perfect the Lien thereof upon the properties now owned by the Borrower and intended to be subject thereto; all fees or taxes in connection therewith have been paid and no other filing or recordation is presently necessary in order to perfect the Lien of such Indenture on such properties.

(iv)          No filing or recording of the Montana Supplemental Indenture is necessary to perfect the Lien of the Montana First Mortgage Indenture upon the properties now owned by the Borrower and intended to be subject thereto or to extend such Lien for the benefit of the First Mortgage Bonds to be issued thereunder; no re-recording or refiling of such Indenture or any other instruments or documents (except for periodic filings which extend the effectiveness of financing statements) is required to preserve and protect the Lien of such Indenture; and under the present laws of the States in which the property intended to be subject to the Lien of such Indenture is located, no further supplemental indentures or other instruments or documents are required to be executed, filed and/or recorded to extend the Lien of such Indenture to after-acquired property; however, the Borrower is required by the terms of the Montana First Mortgage Indenture to promptly record and file the Montana Supplemental Indenture.

(v)           The Borrower has good and marketable title to all properties owned by it which are subject to the Montana First Mortgage Indenture, subject only (a) to the Lien of such Indenture, (b) to Excepted Encumbrances (as defined in such Indenture) and (c) to minor exceptions and defects which do not, in the aggregate, materially interfere with the use by the Borrower of such properties for the purposes for which they are held, materially detract from the value of said properties or in any material way impair the security afforded by such Indenture.

(b)           South Dakota First Mortgage Indenture.

(i)            The First Mortgage Bonds to be issued under the South Dakota First Mortgage Indenture, as heretofore supplemented and to be supplemented by a Supplemental Indenture creating the South Dakota First Mortgage Bonds (the “South Dakota Supplemental Indenture”), when delivered to the Collateral Agent, will be duly executed, authenticated, issued and delivered, and will constitute valid and binding obligations of the Borrower, entitled to the benefits of the security provided by the Lien of such Indenture (except to the extent that enforceability of such Lien may be limited by the effect of certain laws of the jurisdictions in which the physical properties covered thereby are located upon the remedies provided in such Indenture, which limitations, however, do not make the remedies afforded inadequate for the realization of the security and benefits provided by such Indenture, and except as enforceability of such Lien may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights and except that the availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor is brought).

(ii)           The South Dakota First Mortgage Indenture as heretofore supplemented now constitutes, and such Indenture, when the South Dakota Supplemental Indenture shall have been duly filed for recording and recorded, will constitute, a valid and enforceable first mortgage Lien for the equal and proportionate security of the first mortgage bonds issued or to be issued thereunder, upon substantially all of the physical properties and franchises of the Borrower which are specifically described therein as subject to the Lien thereof and which are used or useful in the conduct of the South Dakota Utility Business, free from all prior Liens, charges or encumbrances (other than “Permitted Liens” (as defined in the South Dakota First Mortgage Indenture) and other than, in the case of property acquired after the date of the original execution and delivery of the South Dakota First Mortgage Indenture, vendors’ liens, purchase money mortgages and any other liens thereon at the time of acquisition thereof) (except to the extent that enforceability of such Lien may be limited by the effect of certain laws of the jurisdictions in which the physical properties covered thereby are located upon the remedies provided in such Indenture as heretofore supplemented and to be supplemented by the South Dakota Supplemental Indenture, which limitations, however, do not make the remedies afforded inadequate for the realization of the security and benefits provided by such Indenture, and except as enforceability of such Lien may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights and except that the availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor is brought) and the after-acquired property clause in such Indenture subjects to the Lien thereof all after-acquired property of the South Dakota Utility Business as provided therein (except such thereof as is expressly excepted from the Lien of such Indenture).

(iii)          The South Dakota First Mortgage Indenture (excluding the South Dakota Supplemental Indenture but including any necessary related financing statements), has been filed and recorded wherever and to the extent necessary to perfect the Lien thereof upon the properties now owned by the Borrower and intended to be subject thereto; all fees or taxes in connection therewith have been paid and no filing of the South Dakota Supplemental Indenture or other filing or recordation is necessary in order to perfect the Lien of such Indenture on such properties.  No filing or recording of the South Dakota Supplemental Indenture is necessary to extend the Lien of the South Dakota First Mortgage Indenture for the benefit of the First Mortgage Bonds to be issued under the South Dakota Supplemental Indenture.

(iv)          Subject to the South Dakota First Mortgage Indenture being filed in the counties where such property is located, the provisions of the South Dakota First Mortgage Indenture for the extension of the Lien thereof to property located in the States of South Dakota and Nebraska acquired by the Company after the date of the South Dakota Supplemental Indenture are effective, without the execution by the Borrower of any further supplemental indenture, to extend the lien of the South Dakota First Mortgage to the interests of the Borrower in such property.

(v)           The Borrower has good and marketable title to all properties owned by it which are subject to the South Dakota First Mortgage Indenture, subject only (a) to the Lien of such Indenture, (b) to Permitted Liens (as defined in such Indenture) and (c) to minor exceptions and defects which do not, in the aggregate, materially interfere with the use by the Borrower of such properties for the purposes for which they are held, materially detract from the value of said properties or in any material way impair the security afforded by such Indenture.

4.20         Solvency.  The Borrower is, and after giving effect to the transactions contemplated hereby and the incurrence of all Indebtedness and obligations being incurred in connection herewith will be, Solvent.

SECTION 5.           CONDITIONS PRECEDENT

5.1           Conditions to Initial Extension of Credit.  The agreement of each Lender to make the initial extension of credit requested to be made by it hereunder is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)           Loan Documents.  The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, (ii) the Bond Delivery Agreement, executed and delivered by a duly authorized officer of the Borrower, (iii) the Supplemental Indentures, executed and delivered by a duly authorized officer of each party thereto and a certified copy of each of the Indentures (including any amendments and supplements thereto) and (iv) a Lender Addendum executed and delivered by each Lender and accepted by the Borrower.

(b)           No Default or Event of Default.  There shall not exist (pro forma for the incurrence of the Facilities) any Default or Event of Default.

(c)           Plan of Reorganization.  (i) The effective date of the Plan of Reorganization, the incurrence of the Facilities and the other transactions contemplated hereby shall have been consummated on or prior to November 1, 2004 pursuant to the Plan of Reorganization (and other related documentation), in a manner reasonably acceptable to the Arrangers.

(ii) The Plan of Reorganization shall not have been amended, supplemented or modified in any manner since August 18, 2004 other than in a manner reasonably acceptable to the Arrangers.

(d)           Bankruptcy Court Orders.  The Bankruptcy Court shall have entered an order, in form and substance reasonably acceptable to the Arrangers, confirming the Plan of Reorganization, such order having become a Final Order (the “Confirmation Order”), and such order shall be in full force and effect, and the Administrative Agent shall have received a certificate of a Responsible Officer to the foregoing effect.

(e)           Debtor-in-Possession Financing.  Amounts outstanding under any debtor-in-possession financings of the Borrower shall have been paid in full (and any commitments thereunder terminated), and all Liens created in favor of lenders (or their agents) under any such debtor-in-possession financings shall have been terminated.

(f)            Approvals.  All governmental and third party approvals (including, without limitation, of the Bankruptcy Court) necessary or, in the reasonable discretion of the Arrangers, advisable in connection with the transactions contemplated hereby and the continuing operations of the Borrower and its Subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on the financings contemplated hereby.

(g)           Fees.  The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses required to be reimbursed for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Agents), on or before the Closing Date.  All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(h)           Issuance of First Mortgage Bonds.  (i) All First Mortgage Approvals shall have been obtained and shall be in full force and effect; (ii) the Supplemental Indentures shall have been validly authorized, executed and delivered and the First Mortgage Bonds comprising (x) with respect to the Revolving Credit Facility, $90 million principal amount of the First Mortgage Bonds, Collateral (2004) Series A, due 2009 issued under the Montana First Mortgage Indenture and $35 million principal amount of the New Mortgage Bonds, Collateral (2004) Series A, due 2009 issued under the South Dakota First Mortgage Indenture (such First Mortgage Bonds, collectively, the “Revolving Credit First Mortgage Bonds”), and (y) with respect to the Term Loan Facility, $72 million principal amount of the First Mortgage Bonds, Collateral (2004) Series B, due 2011 issued under the South Dakota Mortgage Indenture and $28 million principal amount of the New Mortgage Bonds, Collateral (2004) Series B, due 2011 issued under the South Dakota First Mortgage Indenture (such First Mortgage Bonds, collectively, the “Term Loan First Mortgage Bonds”), shall have been validly authorized, executed and authenticated and validly issued and delivered to the Collateral Agent; and (iii) the

Administrative Agent shall have received (I) copies of all opinions, certificates, orders, consents and other documents that are delivered to the trustees under the Indentures as conditions precedent to (or otherwise in connection with) the issuance of the First Mortgage Bonds under the Indentures (together with, in the case of each such opinion that is not addressed to the Collateral Agent, a letter from the counsel rendering such opinion to the effect that the Collateral Agent is entitled to rely on such opinion as if such opinion were addressed to the Collateral Agent), (II) copies of all First Mortgage Approvals and (III) such other opinions, certificates and documents reasonably related to the First Mortgage Bonds, the Indentures (including the Supplemental Indentures) and the Liens and security interests of the Indentures as the Arrangers shall have reasonably requested, and all of the foregoing documents (including without limitation the First Mortgage Approvals, the Supplemental Indentures and the First Mortgage Bonds) shall be in form and substance reasonably satisfactory to the Arrangers.

(i)            Financial Statements.  The Lenders shall have received satisfactory audited and unaudited (which have been reviewed by the independent accountants for the Borrower as provided in Statement on Auditing Standards No. 71) financial statements of the Borrower and all other completed or probable acquisitions (including pro forma financial statements) meeting the requirements of Regulation S-X for a Form S-1 registration statement under the Securities Act of 1933, as amended, and all such financial statements shall be satisfactory in form to the Arrangers in their sole discretion.  Such financial statements shall show pro forma Consolidated EBITDA of the Borrower (calculated in accordance with Regulation S-X and including only those adjustments the Administrative Agent agrees are appropriate) for the twelve-month period ended June 30, 2004 of not less than $190 million and pro forma total leverage of not more than 4.75x.

(j)            Closing Certificate.  The Administrative Agent shall have received certificates of the Borrower, dated the Closing Date, substantially in the forms of Exhibit C-1 and C-2, with appropriate insertions and attachments.

(k)           Projections.  The Lenders shall have received projections for fiscal years 2004 through 2008 (consistent in all substantial respects with the Plan of Reorganization, as currently in effect) and a satisfactory written analysis of the business and prospects of the Borrower and its Subsidiaries for the period from the Closing Date through the final maturity of the Facilities (as extended or exchanged), substantially as previously provided in the Confidential Information Memorandum, all in form and substance reasonably satisfactory to the Arrangers.

(l)            Environmental Report.  The Administrative Agent shall have received a copy of the Borrower’s recent environmental audit performed by ELM Consulting, LLC with respect to the real property owned or leased by the Borrower and its Subsidiaries, in form and substance reasonably satisfactory to the Arrangers.

(m)          Legal Opinions.  The Administrative Agent shall have received the following executed legal opinions addressed to the Administrative Agent and the Lenders and in form and substance reasonably satisfactory to the Arrangers:

(i)            the legal opinion of Paul, Hastings, Janofsky & Walker, L.L.P., counsel to the Borrower and its Subsidiaries;

(ii)           the legal opinion of Alan D. Dietrich, Vice President - Legal Administration & Corporate Secretary of the Borrower and its Subsidiaries; and

(iii)          the legal opinion of local counsel in each of Iowa, Nebraska, Montana, North Dakota, South Dakota and Wyoming as may be reasonably required by the Administrative Agent.

(n)           PATRIOT Act.  The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the United States PATRIOT Act.

5.2           Conditions to Term Loans.  The agreement of each Lender to make the extension of Term Loans requested to be made by it hereunder is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the conditions precedent set forth in Section 5.1 hereof and the following additional conditions precedent.

(a)           The Administrative Agent shall have received satisfactory evidence that all conditions to the issuance of the Senior Notes have been (or concurrently with the making of the extensions of credit hereunder on the Closing Date will be) satisfied and that the Borrower shall receive on the Closing Date at least $225 million in gross proceeds from the issuance of its Senior Notes on terms reasonably satisfactory to the Arrangers (including without limitation the terms of the first mortgage bonds issued under the Indentures in connection therewith) and the Senior Notes Indenture and all related documentation shall be in form and substance reasonably satisfactory to the Arrangers.

(b)           The Administrative Agent shall have received satisfactory evidence that on the Closing Date all amounts outstanding under the Existing Credit Facility shall be paid in full (and any commitments thereunder terminated), the first mortgage bonds issued in connection with the Existing Credit Facility shall be retired, and all Liens created in favor of lenders (or their agents) under the Existing Credit Facility shall be terminated.

5.3           Conditions to Each Extension of Credit

The agreement of each Lender to make any extension of credit requested to be made by it hereunder on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a)           Representations and Warranties.  Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents (except to the extent applicable to an earlier date) shall be true and correct in all material respects on and as of such date as if made on and as of such date.

(b)           No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.3 have been satisfied.

SECTION 6.           AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other Obligation is owing to any Lender or any Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

6.1           Financial Statements.  Furnish to the Administrative Agent (which shall make available such items to the Lenders):

(a)           as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year and the related audited consolidated statements of income and cash flows for such year, setting forth in each case in comparative form the actual figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche or other independent certified public accountants of nationally recognized standing, provided that delivering to the Administrative Agent copies of the Borrower’s Annual Report on Form 10-K for such period shall satisfy the foregoing requirements; and

(b)           as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the actual figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes), provided that delivering to the Administrative Agent copies of the Borrower’s Quarterly Report on Form 10-Q for such period shall satisfy the foregoing requirements;

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).  Information required to be delivered pursuant to the foregoing Section 6.1(a) and (b) or pursuant to Section 6.2(c) below shall be deemed to have been delivered on the date on which Borrower provides notice (including notice by e-mail) to the Administrative Agent (which notice the Administrative Agent will convey promptly to the

Lenders) that such information has been posted on the SEC website on the Internet at sec.gov/edgar/searches.htm or at another website identified in such notice and accessible by the Lenders without charge; provided that (i) such notice may be included in a certificate delivered pursuant to Section 6.2(a) or (b) and (ii) the Borrower shall deliver paper copies of such information to the Administrative Agent, and the Administrative Agent shall deliver paper copies of such information to any Lender that requests such delivery.

6.2           Certificates; Other Information.  Furnish to the Administrative Agent (which shall make available such items to the Lenders):

(a)           concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate (it being understood that such certificate shall be limited to the items that independent certified public accountants are permitted to cover in such certificates pursuant to the professional standards and customs of their profession);

(b)           concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, the Borrower during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be;

(c)           within five Business Days after the same are sent, copies of all reports that the Borrower sends to the holders of any class of its public equity securities and, within five Business Days after the same are filed, copies of all registration statements, SEC Reports and other material reports that the Borrower may file with the SEC;

(d)           concurrently with the delivery thereof or promptly after receipt thereof, a copy of all notices of default by the Borrower under either Indenture or the Senior Note Indenture;

(e)           concurrently with the submission by the Borrower to the trustee under either Indenture of an application or request for any of the following, a copy of such application or request: (i) the authentication and delivery of bonds, (ii) the application of insurance proceeds, (iii) the release of property or withdrawal of cash or (iv) the execution and delivery of a supplemental indenture pertaining to such Indenture; and

(f)            promptly, such additional financial and other information (including any bondable capacity reports or information then available) as any Lender may, through the Administrative Agent, from time to time reasonably request.

6.3           Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, material to the Borrower and its Subsidiaries taken as a whole, except where the amount or validity thereof is currently being contested in good faith and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

6.4           Conduct of Business and Maintenance of Existence; Compliance.  (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5           Maintenance of Property; Insurance.  (a) Keep all material Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear and casualties excepted, (b) maintain with financially sound and reputable insurance companies insurance on all its material Property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, (c) maintain ownership, directly (and not through any Subsidiary), of all or substantially all of the businesses and assets of the Utility Business, (d) subject to the Borrower’s rights under Section 7.5, maintain the Lien of the Montana First Mortgage Indenture on all or substantially all of the assets of the Montana Utility Business and (e) subject to the Borrower’s rights under Section 7.5, maintain the Lien of the South Dakota First Mortgage Indenture on all or substantially all of the assets of the South Dakota Utility Business.

6.6           Inspection of Property; Books and Records; Discussions.  (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) upon reasonable prior notice, permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants.

6.7           Notices.  Within five days after the Borrower has knowledge of such event or circumstance under clause (a) below, within ten days after the Borrower has knowledge of such event or circumstance under clause (b), (c) or (f) below, and within thirty days after the Borrower has knowledge of such event or circumstance under clause (d) or (e) below, give notice to the Administrative Agent of:

(a)           the occurrence of any Default or Event of Default;

(b)           any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)           any litigation or proceeding affecting the Borrower or any of its Subsidiaries (i) in which the amount involved is $10,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought which if such relief is obtained could reasonably be expected to have a Material Adverse Effect, or (iii) which directly relates to any Loan Document;

(d)           (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Single Employer Plan, the creation of any Lien in favor of the PBGC or a Single Employer Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan or Multiemployer Plan;

(e)           any notice that any Governmental Authority may deny any application for a material Environmental Permit sought by, or revoke or refuse to renew any material Environmental Permit held by, the Borrower; and

(f)            any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.  For purposes of this Section 6.7, the Borrower shall be deemed to have knowledge of an event or circumstance if (i) the chief executive officer, president, chief financial officer, treasurer, general counsel or any assistant general counsel has actual knowledge or receives written notice thereof or (ii) any other officer of the Borrower charged with responsibility for the matter that is the subject of such notice requirement knows or should have known that such notice was required.

6.8           Environmental Laws.  (a)  Comply in all respects with, and ensure compliance in all respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except in any such case as such failure to comply or obtain would not reasonably be expected to have a Material Adverse Effect.

(b)           Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under material Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.9           Further Assurances.  From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Borrower which may be deemed to be part of the Collateral) pursuant hereto or thereto.  Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

6.10         Credit Ratings.  Use commercially reasonable efforts to maintain ratings by both Moody’s and Standard & Poor’s with respect to the Facilities.

6.11         Excluded Subsidiaries.  (i) Maintain, and cause to be maintained, the books and records and bank accounts of the Borrower and its Subsidiaries separate from the books and records and bank accounts of the Excluded Subsidiaries, and at all times present the Excluded Subsidiaries to the public as separate and distinct legal entities; (ii) maintain, and cause to be maintained, financial statements of the Excluded Subsidiaries separate from those of the Borrower and its Subsidiaries; (iii) cause the Excluded Subsidiaries to hold title to any assets they own in their own respective name, and deposit all of their respective funds in checking accounts, saving accounts, time deposits or certificates of deposit in their respective names or invest such funds in their respective names; (iv) cause the Excluded Subsidiaries to observe all corporate formalities under Requirements of Law necessary to maintain their identity as entities separate and distinct from the Borrower and its Subsidiaries; and (v) not commingle the assets of Borrower or any Subsidiary with assets of any Excluded Subsidiary.

SECTION 7.           NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other Obligation is owing to any Lender or any Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1           Financial Condition Covenants.

(a)           Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower (or, for any period ending with or prior to FQ3 2005, as provided in the definition of Consolidated Interest Expense) ending with any fiscal quarter set forth below to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Interest Coverage Ratio
FQ1 2005 through FQ3 2005	2.50x
FQ4 2005 through FQ3 2006	2.75x
FQ4 2006 through FQ3 2009	3.25x
FQ4 2009 and thereafter	3.50x

(b)           Consolidated Debt to Capitalization Ratio.  Permit the Consolidated Debt to Capitalization Ratio for any period of the Borrower ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated Debt to Capitalization Ratio
FQ1 2005 through FQ2 2005	60.0%
FQ3 2005 through FQ3 2006	58.5%
FQ4 2006 through FQ3 2009	57.0%
FQ4 2009 and thereafter	55.0%

7.2           Limitation on Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness of the Borrower pursuant to any Loan Document;

(b)           Indebtedness of the Borrower to any Subsidiary, Indebtedness of any Subsidiary to any other Subsidiary and, to the extent permitted under Section 7.7(k), Indebtedness of any Subsidiary to the Borrower;

(c)           Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $15,000,000 at any one time outstanding;

(d)           Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof);

(e)           Guarantee Obligations made in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of  the Borrower or any of its Subsidiaries;

(f)            the Senior Notes in an aggregate principal amount not to exceed $225 million and, subject to Section 7.8. any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof);

(g)           Receivables Facility Attributed Indebtedness in an aggregate principal amount not to exceed $70,000,000 any one time outstanding;

(h)           Indebtedness of the Borrower incurred or assumed in connection with Permitted Acquisitions; provided that any such Indebtedness incurred by the Borrower, or assumed by the Borrower if incurred in conjunction with such Acquisition, shall not mature or have any scheduled amortization (in excess of 1% per annum) prior to April 30, 2012;

(i)            additional Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $10,000,000 at any one time outstanding;

(j)            Indebtedness (not constituting or supporting Funded Debt) consisting of contingent reimbursement obligations of the Borrower or any of its Subsidiaries under surety, indemnity, performance, release and appeal bonds and guaranties thereof and under letters of credit required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or any of its Subsidiaries;

(k)           Non-Recourse Debt of a Subsidiary;

(l)            Indebtedness of the Borrower or any Subsidiary evidenced by mortgage bonds issued under and secured by an indenture executed after the date hereof, provided that (i) the Lien of such indenture covers only assets acquired by the Borrower and its Subsidiaries after the date hereof (and, in any event, does not cover any assets which are covered by the Lien of either Indenture nor which constitute a part of the Montana Utility Business or the South Dakota Utility Business), (ii) the proceeds of such issuance shall be used to finance the purchase of new utility assets (or capital expenditures with respect thereto), and (iii) after giving effect to such incurrence, the Borrower shall be in compliance with the provisions of Section 7.1;

(m)          Indebtedness of the Borrower evidenced by first mortgage bonds under an Indenture incurred after the date hereof, provided that (i) such Indebtedness refinances or replaces then outstanding first mortgage bonds issued under such Indenture (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof) or (ii) the proceeds of such Indebtedness are used solely to finance QF Liabilities or capital expenditures of the Borrower with respect to assets subject to the Lien of such Indenture (any of which capital expenditures are made or incurred after the date hereof) in accordance with the terms of such Indenture and so long as, in the case of this clause (ii), (1) such first mortgage bonds are issued on the basis of Property Additions (as such term is defined in such Indenture) in compliance with such Indenture, (2) in the case of QF Liabilities, the aggregate principal amount of such first mortgage bonds (together with the aggregate principal amount of Indebtedness incurred pursuant to Section 7.2(o) below) does not exceed in the aggregate $180 million and (3) any such

Indebtedness shall not mature or have any scheduled amortization (in excess of 1% per annum) prior to April 30, 2012;

(n)           Indebtedness of the Borrower constituting contingent reimbursement obligations with respect to the Existing Letters of Credit; provided that the face amount of the Existing Letters of Credit shall not be increased nor shall any Existing Letter of Credit be renewed or extended; and

(o)           Indebtedness incurred to refinance QF Liabilities so long as (i) the aggregate principal amount of such Indebtedness (together with the aggregate principal amount of first mortgage bonds issued pursuant to Section 7.2(m)(ii) with respect to QF Liabilities) does not exceed in the aggregate $180 million and (ii) any such Indebtedness shall not mature or have any scheduled amortization (in excess of 1% per annum) prior to April 30, 2012.

7.3           Limitation on Liens.  Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a)           Liens for taxes not yet due or that are being contested in good faith, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b)           landlord liens for rent not yet due and payable, and carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are being contested in good faith;

(c)           pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)           deposits to secure liability to insurance carriers under insurance or self-insurance arrangements, and deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)           easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries taken as a whole;

(f)            Liens in existence on the date hereof listed on Schedule 7.3, provided that no such Lien is spread to cover any additional Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g)           Liens securing Indebtedness of the Borrower or any Subsidiary incurred pursuant to Section 7.2(c) to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) such Indebtedness is permitted under Section 7.2(c);

(h)           Liens securing Indebtedness of the Borrower incurred or assumed in connection with any Permitted Acquisition, provided that (i) such Liens do not at any time encumber any Property other than the Property acquired in connection with such Permitted Acquisition, (ii) the amount of Indebtedness secured thereby is not increased and (iii) such Indebtedness is permitted to be incurred under Section 7.2(h) or (l);

(i)            Liens created pursuant to the Security Documents and the Lien created pursuant to the Senior Note Indenture with respect to the first mortgage bonds issued in connection with the Senior Notes;

(j)            any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(k)           the Lien of each Indenture, as such Indenture may be amended or supplemented from time to time in accordance with the terms hereof, securing first mortgage bonds outstanding on the date hereof and listed on Schedule 7.2(d) or permitted to be outstanding hereafter pursuant to Section 7.2(a) or (m);

(l)            Liens on accounts receivables of the Borrower (provided such assets are not subject to the Lien of either Indenture) and Liens on assets of an SPV, in each case securing Indebtedness permitted to be outstanding pursuant to Section 7.2(g);

(m)          any Lien vested in any licensor or permitter for obligations or acts to be performed, the performance of which obligations or acts is required under licenses or permits, so long as the performance of such obligations or acts is not delinquent or is being contested in good faith and by appropriate proceedings;

(n)           any controls, restrictions, obligations, duties or other burdens imposed by any federal, state, municipal or other law, or by any rule, regulation or order of any Governmental Authority, upon any property of the Borrower or the operation or use thereof or upon the Borrower with respect to any of its property or the operation or use thereof or with respect to any franchise, grant, license, permit or public purpose requirement, or any rights reserved to or otherwise vested in any Governmental Authority to impose any such controls, restrictions, obligations, duties or other burdens;

(o)           any right which any Governmental Authority may have by virtue of any franchise, license, contract or statute to purchase, or designate a purchaser of or order the sale of, any property of the Borrower upon payment of cash or reasonable compensation therefor or to terminate any franchise, license or other rights or to regulate the property and business of the Borrower;

(p)           party-wall agreements and agreements, in each case existing on the date hereof, for and obligations relating to the joint or common use of property owned solely by the Borrower or owned by the Borrower in common or jointly with one or more parties;

(q)           Liens existing on the date hereof securing indebtedness incurred by a Person, other than the Borrower which indebtedness has been neither assumed nor guaranteed by the Borrower nor on which it customarily pays interest, existing on property which the Borrower owns jointly or in common with such Person or such Person and others, if there is a bar against partition of such property which would preclude the sale of such property by such other Person or the holder of such lien without the consent of the Borrower;

(r)            Liens not otherwise permitted by this Section 7.3 so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined, in the case of each such Lien, as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $10,000,000 at any one time;

(s)           any attachment or judgment Lien not constituting an Event of Default;

(t)            Liens solely on assets of a Subsidiary incurring Indebtedness permitted under Section 7.2, which Liens secure such Indebtedness;

(u)           Liens on Mortgaged and Pledged Property (as defined in the Montana First Mortgage Indenture) not securing Indebtedness which Liens constitute Excepted Encumbrances (as defined in the Montana First Mortgage Indenture);

(v)           Liens on Mortgaged Property (as defined in the South Dakota First Mortgage Indenture) not securing Indebtedness which Liens constitute Permitted Liens (as defined in the South Dakota First Mortgage Indenture) other than of the type set forth in clause (a) or (q) of the definition of “Permitted Liens” set forth in the South Dakota First Mortgage Indenture; and

(w)          Liens on assets other than Mortgaged Property (as defined in the South Dakota First Mortgage Indenture) or Mortgaged and Pledged Property (as defined in the Montana First Mortgage Indenture) securing contingent obligations of the Borrower under Hedge Agreements permitted pursuant to Section 7.19.

7.4           Limitation on Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), Dispose of all or substantially all of its Property or business or, in the case of the Borrower, Dispose of all or substantially all of the South Dakota Utility Business or the Montana Utility Business, except that:

(a)           any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation);

(b)           any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower; and

(c)           the Borrower or any Subsidiary of the Borrower may merge or consolidate with any Person in consummation of a Permitted Acquisition (provided that in the case of the Borrower, the Borrower shall be the surviving or continuing corporation).

7.5           Limitation on Disposition of Property.  Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)           the Disposition of equipment that, in the reasonable judgment of the Borrower, has become uneconomic, obsolete or worn out and which is Disposed of in the ordinary course of business;

(b)           the sale of inventory in the ordinary course of business;

(c)           Dispositions permitted by Section 7.4(b);

(d)           the sale or issuance of any Subsidiary’s Capital Stock to the Borrower;

(e)           Dispositions of assets released from the Lien of an Indenture in accordance with clauses (i) or (ii) of Section 7.10;

(f)            Dispositions of (i) all of any portion of the interest of the Borrower or any of its Subsidiaries in Colstrip or (ii) the assets of, or Capital Stock or debt interests in, Montana Megawatts I, LLC and other entities formed for the Montana First Megawatts Project;

(g)           Dispositions of existing equity or debt interests in any Excluded Subsidiary (including any sale or liquidation of the promissory note payable from Cornerstone to the Borrower);

(h)           any transfer of an interest in Receivables, Receivables and Related Security, accounts or notes receivable under any Receivables Purchase Document (including related transfers thereof to an SPV);

(i)            the Disposition of other assets having a fair market value not to exceed $20,000,000 in the aggregate;

(j)            any Recovery Event; and

(k)           Dispositions of assets released from the Lien of an Indenture in accordance with the terms of such Indenture (other than in accordance with clause (e) above), so long as (i) no Default or Event of Default then exists, (ii) (y) the Consolidated Interest Coverage Ratio and Consolidated Debt to Capitalization Ratio of the Borrower after giving effect to such Disposition, calculated on a pro forma basis as of the end of the quarter most recently ended prior to the date of such Disposition and for the four fiscal quarters then ending, shall be equal to or better than the Consolidated Interest Coverage Ratio and Consolidated Debt to Capitalization Ratio of the Borrower prior to giving effect to such Disposition for such period and (z) after giving effect to such Disposition, the Borrower shall be in compliance with the provisions of Section 7.1, calculated on a pro forma basis as of the end of the quarter most recently ended prior to the date of such Disposition and for the four fiscal quarters then ending (and, if the aggregate consideration (including cash consideration and the fair value of any non-cash consideration and Indebtedness assumed) for such Disposition exceeds $25 million, the Borrower shall have delivered to the Administrative Agent a Compliance Certificate demonstrating such pro forma compliance), and (iii) the Net Cash Proceeds of such Disposition are used to repay the Loans or reinvested in the Montana Utility Business (in the case of Dispositions of assets under the Montana Indenture) or the South Dakota Utility Business (in the case of Dispositions of assets under the South Dakota Indenture) in each case in accordance with the terms of Section 2.12(b) (and, notwithstanding Section 2.12(d), in the event the Borrower prepays Revolving Credit Loans (or would have been obligated pursuant to Section 2.12(b) to prepay Revolving Credit Loans had they been then outstanding), the Borrower shall permanently reduce the Revolving Credit Commitments by such amount);

provided, that with respect to Dispositions pursuant to clause (f), (g), (i), (j) and (k) of this Section 7.5, the requirements of Section 2.12(b) are complied with in connection therewith.

7.6           Limitation on Restricted Payments.  Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary, or enter into any derivatives or other transaction with respect to any Capital Stock of the Borrower or any Subsidiary with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that:

(a)           any Subsidiary may make Restricted Payments to the Borrower;

(b)           the Borrower may make Restricted Payments in the form of common stock of the Borrower;

(c)           the Borrower may purchase the Borrower’s common stock or common stock options from present or former officers or employers of the Borrower or any Subsidiary upon the death, disability or termination of employment of such officer or employer, provided, that the aggregate amount of payments under this paragraph subsequent to the date hereof (net of any proceeds received by the Borrower subsequent to the date hereof in connection with resales of any common stock or common stock options so purchased) shall not exceed $5,000,000 in the twelve month period commencing on the date hereof and $2,500,000 in any subsequent twelve month period; and

(d)           so long as no Default or Event of Default shall have occurred and be continuing, the Borrower may declare and pay regular quarterly cash dividends in respect of its common stock in an aggregate amount not to exceed (i) $8 million during FQ4 2004 and (ii) for any fiscal year of the Borrower, 50% of the Excess Cash Flow of the Borrower and its Subsidiaries for such fiscal year, except that until the first to occur of (A) the date that is two years from the date hereof and (B) the Borrower having achieved ratings on the Facilities of at least Baa3 (stable outlook) and BBB- (stable outlook) by Moody’s and Standard & Poor’s, respectively, such aggregate amount is not to exceed 45% of the Excess Cash Flow of the Borrower and its Subsidiaries for such fiscal year; provided that in each case, after giving effect to such payment, the Borrower shall be in compliance with the provisions of Section 7.1;

7.7           Limitation on Investments.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a)           extensions of trade credit in the ordinary course of business;

(b)           Investments in Cash Equivalents;

(c)           Investments arising in connection with the incurrence of Indebtedness permitted by Section 7.2(b) and (e);

(d)           loans and advances to employees of the Borrower or any Subsidiaries of the Borrower in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount for the Borrower and Subsidiaries of the Borrower not to exceed $3,000,000 at any one time outstanding;

(e)           Investments in assets useful in the Borrower’s business made by the Borrower or, if the applicable Recovery Event related to assets of a Subsidiary, by any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(f)            Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.7(c)) by the Borrower or any of its Subsidiaries in the Borrower;

(g)           Investments in respect of Permitted Acquisitions;

(h)           in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $10,000,000 during the term of this Agreement;

(i)            Investments existing on the date hereof and described on Schedule 7.7, including the receipt of any additional securities constituting payment in kind on such existing Investments;

(j)            Investments in obligations arising out of bankruptcy of customers and suppliers;

(k)           Investments of the Borrower or any Subsidiary of the Borrower in any Subsidiary of the Borrower or any Excluded Subsidiary; provided that Investments of the Borrower permitted pursuant to this Section 7.7(k) (which shall include any Letters of Credit issued for the account (or otherwise to support obligations) of any Subsidiary or any Excluded Subsidiary) and any Indebtedness of any Subsidiary owing to the Borrower permitted pursuant to Section 7.2) shall not at any time exceed $60,000,000 in the aggregate (or if as of the date of such Investment the Facilities are rated at least Baa3 (stable outlook) and BBB- (stable outlook) by Moody’s and Standard & Poor’s, respectively, then $90,000,000 in the aggregate) in each case net of any return of capital (or repayment of principal) actually received by the Borrower; and

(l)            Investments arising out of non-cash consideration received in connection with Dispositions permitted under Section 7.5(f) or (g);

provided that, notwithstanding the foregoing, the Borrower shall not, and shall not permit any Subsidiary to, make any Investment in any Excluded Subsidiary nor create, incur, assume or suffer to exist any Guarantee Obligation with respect to any Excluded Subsidiary other than as permitted in clause (k) above.

7.8           Limitation on Optional Payments and Modifications of Debt Instruments, etc.  (a) At any time during the existence of a Default or an Event of Default, make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease, the Senior Notes or any first mortgage bonds issued and outstanding under an Indenture, or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance, or enter into any derivative or other transaction with respect to the Senior Notes or any first mortgage bonds with any Derivatives Counterparty obligating the Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of the Senior Notes or any first mortgage bonds issued and outstanding under an Indenture other than any payment or repurchase thereof solely in exchange for common stock of the Borrower, (b) amend, modify or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Notes or any first mortgage bonds issued and outstanding under an Indenture the effect of which is (i) to shorten the maturity or the average life of the principal thereof, (ii) to expand (or add) any obligation thereunder to make any mandatory prepayments of principal thereof, (iii) to increase the yield thereon (by increasing the rate of interest applicable thereto or otherwise) or to accelerate the date for payment of interest thereon or (iv) to amend (or add) any covenant or other restriction applicable to the Borrower or any of its Subsidiaries thereunder if, after giving effect to such amendment, the terms of the Senior Notes or such first mortgage bonds are more onerous, taken as a whole, than the terms hereof, or (c) amend its certificate of incorporation in any manner determined by the Administrative Agent to be adverse to the Lenders.

7.9           Limitation on Transactions with Affiliates.  Other than any transaction set forth on Schedule 7.9, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower and its Subsidiaries but including, without limitation, each Excluded Subsidiary) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the Borrower or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

7.10         Limitation on Release of Mortgaged Property; Limitation in Respect of Insurance.  Release Mortgaged and Pledged Property (as defined in the Montana First Mortgage Indenture) from the Lien of the Montana First Mortgage Indenture or Mortgaged Property (as defined in the South Dakota First Mortgage Indenture) from the Lien of the South Dakota First Mortgage Indenture, other than (i) releases of such Mortgaged and Pledged Property pursuant to and in accordance with Sections 58 and 60 of the Montana First Mortgage Indenture; (ii) releases of such Mortgaged Property pursuant to and in accordance with Section 8.02 of the South Dakota First Mortgage Indenture other than clause (f) thereof; (iii) releases of property or other assets that are disposed of in accordance with Section 7.5(i) and, if in connection with any such disposition and the related release, the Borrower deposits with the trustee under an Indenture cash that would otherwise constitute Net Cash Proceeds, releases of such cash pursuant to and in accordance with such Indenture; and (iv) releases of property, insurance proceeds (and/or moneys of the Borrower in lieu thereof or in addition thereto) and/or other cash or other assets that are permitted by the terms of the Indentures; provided, however, that (A) property (other than cash or Cash Equivalents) released as contemplated in this clause (iv) shall be promptly disposed of after such release in accordance with Section 7.5(i) or 7.5(k) and (B) cash or Cash Equivalents that have been released shall be treated as Net Cash Proceeds from Assets Sales and applied (or reinvested) as required pursuant to Section 2.12; provided, further, however, that the Borrower shall not request or receive any proceeds of any insurance or of any alternative method or plan of protection of the Borrower relating to the Mortgaged Property otherwise payable to it pursuant to Section 6.07(b) of the South Dakota First Mortgage Indenture, and so long as any First Mortgage Bonds are outstanding, no effect shall be given to (x) Section 6.07(b) of the South Dakota First Mortgage Indenture, (y) the language in Section 6.07(c) of the South Dakota First Mortgage Indenture which precedes clause (i) of such Section, or (z) the reference to Section 6.07(b) of the South Dakota First Mortgage Indenture which appears in Section 6.07(d) of the South Dakota First Mortgage Indenture; provided, further, however, that the Borrower shall not release Mortgaged Property (as defined in the South Dakota First Mortgage Indenture) from the Lien of the South Dakota First Mortgage Indenture pursuant to Section 8.03 of the South Dakota First Mortgage Indenture.

7.11         Limitation on Subjecting Property or Other Assets to the Lien of the Other Indenture.  Subject any property or other assets to the Lien of the Montana First Mortgage Indenture or the Lien of the South Dakota First Mortgage Indenture if such property or other assets are subject to the lien of the other Indenture.

7.12         Prohibition on Designating Class “A” Mortgages or Permitting Qualified Lien Bonds to Exist.  Designate any Class “A” Mortgage under the South Dakota First Mortgage

Indenture or permit any Qualified Lien Bonds to exist under the Montana First Mortgage Indenture.

7.13         Limitation on Amendments or Supplements to the Indentures.  Amend, modify or supplement the Montana First Mortgage Indenture or the South Dakota First Mortgage Indenture, except to (a) supplement such Indenture to establish the terms of any series of first mortgage bonds to be issued thereunder that are permitted to be issued under Section 7.2, (b) amend or supplement such Indenture for the purpose of conveying, transferring or assigning to the trustee thereunder additional property (or confirming the conveyance, transfer or assignment to the trustee thereunder) for the purpose of subjecting such property to the lien of such Indenture (or confirming, approving, perfecting or maintaining the Lien of such Indenture on any property), subject to the terms of Section 7.11, (c) amend or supplement such Indenture, in the case of the Montana First Mortgage Indenture, pursuant to and as permitted by Section 120 thereof or, in the case of the South Dakota First Mortgage Indenture, pursuant and as permitted by Section 14.01 thereof, in each case so long as such amendment or supplement will not adversely affect the First Mortgage Bonds in any material respect, or (d) amend or supplement such Indenture, in the case of the Montana First Mortgage Indenture, pursuant to and as permitted by Article XIX thereof or, in the case of the South Dakota First Mortgage Indenture, pursuant and as permitted by Section 14.02 thereof, in each case so long as such amendment or supplement is otherwise not prohibited hereunder and does not, and could not reasonably be expected to, cause a Material Adverse Effect or otherwise adversely affect, in any material respect, interests of the Collateral Agent as holder of the First Mortgage Bonds issued under such Indenture or the benefits of the security intended to be afforded to the First Mortgage Bonds under such Indenture.

7.14         Prohibition on Second Mortgage Bonds.  Issue any bonds (or other Indebtedness) that is secured by a Lien (subordinate to the Lien of either Indenture) on the property or other assets subject to the Lien of such Indenture.

7.15         Limitation on Changes in Fiscal Periods.  Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

7.16         Limitation on Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations other than (a) this Agreement and the other Loan Documents, (b) the Indentures, (c) the Senior Notes, (d) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (e) any other agreement listed on Schedule 7.16.

7.17         Limitation on Restrictions on Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary, (b) make Investments in the Borrower or any other Subsidiary or (c) transfer any of its assets to the

Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions existing under the Indentures, (iii) any restrictions existing under the Senior Notes and (iv) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

7.18         Limitation on Lines of Business.  Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

7.19         Limitation on Hedge Agreements.  Enter into any Hedge Agreement (or any commodity contract or similar arrangements providing for protection against fluctuations in commodity prices, either generally or under specific contingencies) other than such agreements, contracts or arrangements entered into in the ordinary course of business, and not for speculative purposes, to protect against changes in interest rates, commodity prices or foreign exchange rates.

SECTION 8.  EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)           the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof or thereof; or

(b)           any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

(c)           the Borrower shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4 (a) (with respect to the Borrower only) or Section 7 of this Agreement; or

(d)           the Borrower shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than the Supplemental Indentures), other than as provided in paragraphs (a) through (c) of this Section, and such default shall continue unremedied for a period of 30 days; or

(e)           the Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of, or interest on, any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans and Reimbursement Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i) or (ii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) and (ii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $15,000,000; or

(f)            (i) the Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)           (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA in an involuntary or distress termination, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders shall be likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h)           one or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving for the Borrower and its Subsidiaries taken as a whole a liability (to the extent not covered by insurance as to which the relevant insurance company has acknowledged coverage) of $15,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i)            any of the Security Documents or either Indenture shall cease, for any reason, to be in full force and effect, or the Borrower or any Subsidiary of the Borrower shall so assert, or any Lien created by any of the Security Documents or either Indenture shall cease to be enforceable and of the same effect and priority purported to be created thereby other than with respect to collateral which is, in the aggregate, de minimus; or

(j)            there shall occur an “Event of Default” under the South Dakota First Mortgage Indenture or the Senior Note Indenture or a “Default” under the Montana First Mortgage Indenture; provided that the waiver or cure of such “Event of Default” under the South Dakota First Mortgage Indenture or such “Default” under the Montana First Mortgage Indenture, as the case may be, and the rescission and annulment of the consequences thereof under such Indenture will constitute a cure of the corresponding Event of Default hereunder and a rescission or annulment of the consequences thereof; or

(k)           any Change of Control shall occur; or

(l)            the Confirmation Order is vacated or modified after the date hereof in any manner that could reasonably be expected to (i) materially and adversely effect the Borrower’s ability to perform its obligations under the Loan Documents, or (ii) adversely affect the Lenders;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Majority Revolving Credit Facility Lenders, the Administrative Agent may, or upon the request of the Majority Revolving Credit Facility Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the

Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.  In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired face amount of such Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).

SECTION 9.  THE AGENTS

9.1           Appointment.  Each Lender hereby irrevocably designates and appoints the Agents (for the purposes of this Section 9 the term “Agents” shall also include any Issuing Lender acting in its capacity as such) as the agents of such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

9.2           Delegation of Duties.  Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3           Exculpatory Provisions.  Neither any Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower.

9.4           Reliance by Agents.  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by such Agent.  The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 10.7 and all actions required by such Section in connection with such transfer shall have been taken.  Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5           Notice of Default.  No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent shall have received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6           Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither any of the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of the Borrower or any affiliate of the Borrower, shall be deemed to constitute any representation or warranty by any Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and its affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any affiliate of the Borrower that may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7           Indemnification.  The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), for, and to save each Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8           Agent in Its Individual Capacity.  Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any of its Subsidiaries as though such Agent were not an Agent.  With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9           Successor Agents.

(a)           The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

(b)           The Syndication Agent may, at any time, by notice to the Lenders and the Administrative Agent, resign as Syndication Agent hereunder, whereupon the duties, rights, obligations and responsibilities of the Syndication Agent hereunder shall automatically be assumed by, and inure to the benefit of, the Administrative Agent, without any further act by the Syndication Agent, the Administrative Agent or any Lender.

(c)           The Collateral Agent may resign as Collateral Agent upon 10 days’ notice to the Lenders and the Borrower.  If the Collateral Agent shall resign as Collateral Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed).  Upon any such appointment of a successor Collateral Agent and the transfer to such successor Collateral Agent of First Mortgage Bonds, together with any instruments reasonably requested by the Administrative Agent or the Lenders to confer or confirm the successor Collateral Agent’s rights in the First Mortgage Bonds, such successor agent shall succeed to the rights, powers and duties of the Collateral Agent, and the term “Collateral Agent” shall mean such successor agent effective upon such appointment and approval, and the former Collateral Agent’s rights, powers and duties as Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Collateral Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Collateral Agent by the date that is 10 days following a retiring Collateral Agent’s notice of resignation, the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

(d)           After any retiring Agent’s resignation as Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

9.10         The Arrangers; the Syndication Agent; the Co-Documentation Agents.  Neither the Arrangers, the Syndication Agent nor the Co-Documentation Agents, in their respective capacities as such, shall have any duties or responsibilities, and shall incur no liability, under this Agreement and the other Loan Documents.

SECTION 10.  MISCELLANEOUS

10.1         Amendments and Waivers.  Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  The Required Lenders and the Borrower may, or (with the written consent of the Required Lenders) the Administrative Agent (or the Collateral Agent, as applicable) and the Borrower may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall, without the consent of the requisite Lenders specified below:

(i)            forgive the principal amount or extend the final scheduled date of maturity of any Loan or Reimbursement Obligation, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable under this Agreement (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Majority Facility Lenders of each adversely affected Facility) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender directly affected thereby;

(ii)           amend, modify or waive any provision of this Section or reduce any percentage specified in the definition of Required Lenders or Required Prepayment Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral, in each case without the consent of all the Lenders;

(iii)          amend, modify or waive any condition precedent to any extension of credit under the Revolving Credit Facility set forth in Section 5.3 (including,

without limitation, the waiver of an existing Default or Event of Default required to be waived in order for such extension of credit to be made) without the consent of the Majority Revolving Credit Facility Lenders;

(iv)          reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the consent of all of the Lenders under such Facility;

(v)           amend, modify or waive any provision of Section 9, or any other provision affecting the rights, duties or obligations of any Agent, without the consent of any Agent directly affected thereby;

(vi)          amend, modify or waive any provision of Section 2.6 or 2.7 without the consent of the Swing Line Lender or alter its rights or obligations with respect to the Swing Line Loans;

(vii)         amend, modify or waive any provision of Section 2.12 without the consent of the Required Prepayment Lenders;

(viii)        amend, modify or waive any provision of Section 2.18 or 10.8 without the consent of each Lender directly affected thereby;

(ix)           amend, modify or waive any provision of Section 3 without the consent of each Issuing Lender affected thereby; or

(x)            impose restrictions on assignments and participations that are more restrictive than, or additional to, those set forth in Section 10.7 without the consent of all the Lenders.

Notwithstanding the foregoing, any reduction in the Applicable Margin with respect to any Facility shall require the consent of all of the Lenders under such Facility and shall not require the consent or approval of any other Lender.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Agents and all future holders of the Loans.  In the case of any waiver, the Borrower, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.  Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile or email transmission shall be effective as delivery of a manually executed counterpart thereof.

For the avoidance of doubt, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (x) to add one or more additional credit facilities to this

Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, Required Prepayment Lenders and Majority Revolving Facility Lenders; provided, however, that no such amendment shall permit the Additional Extensions of Credit to share ratably with or with preference to the Loans in the application of mandatory prepayments without the consent of the Required Prepayment Lenders.

10.2         First Mortgage Bonds.  The parties hereto acknowledge and agree that (i) the Collateral Agent and the Administrative Agent are hereby authorized by the Lenders to give to the trustees under the Indentures notices (and other information) and to take such other actions as are required by, or specified in, the Supplemental Indentures (as in effect on the date hereof or as may be amended from time to time with the consent of the Administrative Agent and the Collateral Agent) and/or the Bond Delivery Agreement to be given or taken by them (and the Collateral Agent and the Administrative Agent agree to comply with such terms) and (ii) the Collateral Agent shall have such rights under and in respect of the First Mortgage Bonds and the Indentures as are provided or referred to in the Bond Delivery Agreement (including voting rights referred to in Sections 4.1 and 6.1 thereof).  Payments actually received by the Collateral Agent with respect to any First Mortgage Bonds shall be turned over to the Administrative Agent and shall be distributed by the Administrative Agent, in accordance with the terms hereof, as follows, (i) in the case of any payment actually received under the Revolving Credit First Mortgage Bonds, to the Revolving Credit Lenders (and, in the case of amounts constituting cash collateral for outstanding Letters of Credit, to the Administrative Agent) pro rata in payment of the Obligations constituting the basis upon which such payment was calculated and made and (ii) in the case of any payment actually received under the Term Loan First Mortgage Bonds, to the Term Loan Lenders pro rata in payment of the Obligations constituting the basis upon which such payment was calculated and made.  Notwithstanding the foregoing, in the event that any costs, expenses or losses of the Administrative Agent or the Collateral Agent in connection with the Loan Documents or their respective administration or enforcement (or any other amount for which demand for indemnification may be made pursuant to Section 9.7) are then outstanding (and without in any way adversely affecting the Borrower’s obligations pursuant to Section 10.6 or otherwise), the Administrative Agent (on behalf of itself or the Collateral Agent) shall have the right in its sole discretion to deduct from such proceeds for such outstanding amounts to the extent permitted and in accordance with Section 9.7.

10.3         Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of the Borrower and the Agents, as follows and (b) in the case of the Lenders, as set forth in an administrative questionnaire delivered to the Administrative Agent or on Schedule I to the Lender Addendum to which such Lender is a party or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

The Borrower:	Northwestern Corporation 125 S. Dakota Avenue,. Suite 1100 Sioux Falls, South Dakota 57104 Attention: Brian Bird Chief Financial Officer Telecopy: (605) 978-2909 Telephone: (605) 978-2910

with a copy to:	Northwestern Corporation 125 S. Dakota Avenue, Suite 1100 Sioux Falls, South Dakota 57104 Attention: General Counsel Telecopy: (605) 978-2908 Telephone: (605) 978-2845

and	Paul, Hastings, Janofsky & Walker, LLP 600 Peachtree Street, N.E., Suite 2400 Atlanta, Georgia 30308 Attention: Jesse H. Austin, III Kevin Conboy Telecopy: (404) 815-2424 Telephone: (404) 815-2400

The Syndication Agent:	Deutsche Bank Securities Inc. 60 Wall Street, NYC 60-4301 New York, New York 10005 Attention: Marcus Tarkington Telecopy: (212)797-5694 Telephone: (212)250-6143

The Administrative Agent:	Lehman Commercial Paper Inc. 745 Seventh Avenue New York, New York 10019 Attention: Brian McNany Telecopy: (212) 526-6643 Telephone: (212) 526-6590

The Collateral Agent:	Lehman Commercial Paper Inc. 745 Seventh Avenue New York, New York 10019 Attention: Craig J. Malloy Telecopy: (646) 758-4617 Telephone: (212) 526-7150

With a copy to:	Dewey Ballantine LLP 1301 Avenue of the Americas New York, New York 10019 Attention: Gregory Owens, Esq. Telecopy: (212) 259-6333 Telephone: (212) 259-6823

Issuing Lender:	As notified by such Issuing Lender to the Administrative Agent and the Borrower

Swing Line Lender:	Lehman Commercial Paper Inc. 745 Seventh Avenue New York, New York 10019 Attention: Brian McNany Telecopy: (212) 526-6643 Telephone: (212) 526-6590

provided that any notice, request or demand to or upon the any Agent, any Issuing Lender or any Lender shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its reasonable discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.4         No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.5         Survival of Representations and Warranties.  All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.6         Payment of Expenses.  The Borrower agrees (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities (other than fees payable to syndicate members) and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of counsel to the Administrative Agent and the charges of Intralinks, (b) to pay or reimburse the Agents and any Issuing Lender and, if incurred during the continuance of an Event of Default, each Lender for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the fees and disbursements of counsel (including the allocated fees and disbursements and other charges of in-house counsel) to each Lender, each Issuing Lender and of counsel to the Agents, (c) to pay, indemnify, or reimburse each Lender, each Issuing Lender and the Agents for, and hold each Lender, each Issuing Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify or reimburse each Lender, each Issuing Lender, each Agent, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by an Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned, occupied or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or any or their respective properties, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by any third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.  No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of information, data, reports or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons (unless it is finally judicially determined that such interception was directly a result of the gross negligence or willful misconduct of such Indemnitee) or for any special, indirect, consequential or punitive damages in connection with the Facilities.  Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries and the Excluded Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  All amounts due under this Section shall be payable not later than 30 days after written demand therefor.  Statements payable by the Borrower pursuant to this Section shall be submitted to Brian Bird (Telephone No.(605) 978-2909) (Fax No. (605) 978-2910), at the address of the Borrower set forth in Section 10.3, or to such other Person or address as may be hereafter designated by the Borrower in a notice to the Administrative Agent.  The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

10.7         Successors and Assigns; Participations and Assignments.  (a)  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agents, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agents and each Lender.

(b)           Any Lender may, in the ordinary course of its business, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents.  In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 10.1.  The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.8(a) as fully as if such Participant were a Lender hereunder.  The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.19, 2.20 and 2.21 with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided that, in the case of Section 2.20, such Participant shall have complied with the requirements of said Section, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c)           Any Lender (an “Assignor”) may, in the ordinary course of its business, in accordance with applicable law and upon written notice to the Administrative Agent, at any time and from time to time assign to any Lender or any affiliate, Related Fund or, with the consent of the Borrower and the Administrative Agent and, in the case of any assignment of Revolving Credit Commitments, the written consent of the Issuing Lender and the Swing Line Lender (which, in each case, shall not be unreasonably withheld or delayed) (provided (x) that no consent from the applicable parties need be obtained by any Lehman Entity or by any Deutsche Bank Entity in their capacity as Assignors (other than, solely in the case of any assignment of Revolving Credit Commitments, the consent of the Issuing Lender and the Swing Line Lender (which, in each case, shall not be unreasonably withheld or delayed)) and (y) the consent of the Borrower need not be obtained with respect to any assignment of Term Loans), to an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit E, executed by such Assignee and such Assignor (and, where the consent of the Borrower, the Administrative Agent , the Issuing Lender or the Swing Line Lender is required pursuant to the foregoing provisions, by the Borrower and such other Persons) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that (A) with respect to assignments of Revolving Credit Commitments, no such assignment to an Assignee (other than any Lender or any Affiliate or Related Fund thereof) shall be in an aggregate principal amount of less than $5,000,000 (other than in the case of an assignment of all of a Lender’s interests under this Agreement) and, after giving effect thereto, such Assignor shall have Revolving Credit Commitments and Revolving Credit Loans aggregating at least $5,000,000 (if holding any) and (B) with respect to assignments of Term Loans, no such assignment to an Assignee (other than any Lender or any Affiliate or Related Fund thereof) shall be in an aggregate principal amount of less than $1,000,000 (other than in the case of an assignment of all of a Lender’s interest under this Agreement) and, after giving effect thereto, such Assignor shall have Term Loans aggregating at least $1,000,000 (if such Assignor then holds any Term Loan), in each case unless otherwise agreed by the Borrower and the Administrative Agent.  Any such assignment need not be ratable as among the Facilities.  Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Commitments and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Section 2.19, 2.20 and 10.6 in respect of the period prior to such effective date).  Notwithstanding any provision of this Section, the consent of the Borrower shall not be required for any assignment that occurs at any time when any Event of Default shall have occurred and be continuing.  For purposes of the minimum assignment amounts and minimum hold amounts set forth in this paragraph, multiple assignments to or by two or more Related Funds shall be aggregated.

(d)           The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 10.3 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement.  Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide).  Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked “canceled”.  The Register shall be available for inspection by the Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

(e)           Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 10.7(c), by each such other Person) together with payment by the applicable Assignor or Assignee to the Administrative Agent of a registration and processing fee of $3,500 (treating multiple, simultaneous assignments by or to two or more Related Funds as a single assignment) (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to a Lehman Entity or a Deutsche Bank Entity or (z) in the case of an Assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower.  The Borrower, at its own expense, promptly upon receipt of a request by the Administrative Agent, shall execute and deliver to the Administrative Agent (in exchange for the Revolving Credit Note and/or applicable Term Notes, as the case may be, of the assigning Lender) a new Revolving Credit Note and/or applicable Term Notes, as the case may be, to the order of such Assignee in an amount equal to the Revolving Credit Commitment and/or applicable Term Loans, as the case may be, assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a Revolving Credit Commitment and/or Term Loans, as the case may be, upon request, a new Revolving Credit Note and/or Term Notes, as the case may be, to the order of the Assignor in an amount equal to the Revolving Credit Commitment and/or applicable Term Loans, as the case may be, retained by it hereunder.  Such new Note or Notes shall be dated the effective date of the relevant assignment and shall otherwise be in the form of the Note or Notes replaced thereby.

(f)            For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

(g)           Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof.  In addition, notwithstanding anything to the contrary in this Section 10.7(g), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the Borrower may be disclosed only with the Borrower’s consent which will not be unreasonably withheld.  This paragraph (g) may not be amended without the written consent of any SPC with Loans outstanding at the time of such proposed amendment.

10.8         Adjustments; Set-off.  (a)  Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)           Upon the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender, including without limitation each Issuing Lender, shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of  the Borrower.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.9         Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement or of a Lender Addendum by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.10       Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.11       Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents, the Arrangers and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Arranger, any Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.12       GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

10.13       Submission To Jurisdiction; Waivers.  The Borrower hereby irrevocably and unconditionally:

(a)           submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to  the Borrower at its address set forth in Section 10.3 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)           agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.14       Acknowledgments.  The Borrower hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)           no Arranger, Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Arrangers, the Agents and the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Arrangers, the Agents and the Lenders or among  the Borrower and the Lenders.

10.15       Confidentiality.  Each of the Agents and the Lenders agrees to keep confidential all non-public information provided or made available to it by, or on behalf of, the Borrower in connection with this Agreement and the transactions contemplated hereby; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Arranger, any Agent, any other Lender or any affiliate of any thereof, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section or substantially equivalent provisions, (c) to any of its employees, directors, agents, attorneys, accountants and other professional advisors, (d) upon the request or demand of any Governmental Authority or self regulatory organization having jurisdiction over it, (e) in response to any order of any court or other Governmental Authority or self regulatory organization or as may otherwise be required pursuant to any Requirement of

Law, (f) in connection with any litigation or similar proceeding relating to any Obligation, this Agreement, any other Loan Document, the Indentures, or any transaction contemplated hereby or thereby, (g) that has been publicly disclosed other than in breach of this Section, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document. Notwithstanding anything to the contrary in the foregoing sentence or any other express or implied agreement, arrangement or understanding, the parties hereto hereby agree that, from the commencement of discussions with respect to the financing provided hereunder, any party hereto (and each of its employees, representatives, or agents) is permitted to disclose to any and all persons, without limitation of any kind, the tax structure and tax aspects of the transactions contemplated hereby, and all materials of any kind (including opinions or other tax analyses) related to such tax structure and tax aspects.

10.16       Accounting Changes.  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred.  “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

10.17       Delivery of Lender Addenda.  Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrower and the Administrative Agent.

10.18      WAIVERS OF JURY TRIAL.  TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

NORTHWESTERN CORPORATION,
as Borrower

			By:	/s/ Paul J. Evans
				Name:	Paul J. Evans
				Title:	Treasurer

LEHMAN BROTHERS INC.,
as Arranger

			By:	/s/ Jeffrey Abt
				Name:	Jeffrey Abt
				Title:	SVP

DEUTSCHE BANK SECURITIES INC.,
as Arranger

By:	/s/ N. Jansa		By:	/s/ Terence Neafsey
	Name:	N. Jansa		Name:	Terence Neafsey
	Title:	Director		Title:

UNION BANK OF CALIFORNIA, N.A.
as Co-Documentation Agent

			By:	/s/ Robert J. Cole
				Name:	Robert J. Cole
				Title:	Vice President

KEYBANK NATIONAL ASSOCIATION
as Co-Documentation Agent
			By:	/s/ Keven R. Smith
				Name:	Keven R. Smith
				Title:	Vice President

LEHMAN COMMERCIAL PAPER INC.,
as Administrative Agent

By:	/s/ Jeffrey Abt
	Name:	Jeffrey Abt
	Title:	SVP

LEHMAN COMMERCIAL PAPER INC.,
as Collateral Agent

By:	/s/ Jeffrey Abt
	Name:	Jeffrey Abt
	Title:	SVP

DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH,
as an Initial Lender and as Issuing Lender

By:	/s/ Saad Igbal
	Name:	Saad Igbal
	Title:	Vice President

By:	/s/ Marcus M. Tarkington
	Name:	Marcus M. Tarkington
	Title:	Director

Annex A

The Commitment Fee Rate and the Applicable Margin for Revolving Credit Loans shall be, at any time, the rate per annum set forth in the table below opposite the Facilities rating Standard & Poor’s Ratings Services and Moody’s Investor Service Inc.

	Applicable Spread for:		Commitment Fee
Rating Levels	Eurodollar Loans	Base Rate Loans
> Baa3 and BBB-	100	0	20
Baa3 and BBB-	125	25	25
Ba1 and BB+	150	50	37.5
Ba2 and BB	175	75	50
< Ba2 and BB	175	75	50

For purposes hereof, columns titled “Eurodollar Loans” and “Base Rate Loans” will be referred to as “Drawn Cost” and the column titled “Commitment Fee” will be referred to as “Undrawn Cost.”

With respect to Undrawn Cost determination, in the event the Borrower secures a split rating, the applicable Undrawn Cost will be that corresponding to the higher rating.  If, however, the split rating is more than one level of difference, then the Undrawn Cost shall be the rating falling at the midpoint (or, if no midpoint, then the lower of the midpoint levels).

With respect to Drawn Cost determination, the following shall apply:

1.               If both ratings qualify as investment grade, then the Drawn Cost shall be that corresponding to the higher rating.

2.               If one rating is investment grade and the other rating is non-investment grade, then the Drawn Cost shall be that corresponding to the lower rating.

3.               If both ratings do not qualify as investment grade, then the Drawn Cost shall be that corresponding to the lower rating.

4.               If a split rating exists and either (i) one rating is investment grade and the other rating is non-investment grade, or (ii) both ratings do not qualify as investment grade and the split rating is more than one level of difference, then the Drawn Cost shall be the rating falling at the midpoint (or, if no midpoint, then the lower of the midpoint levels).